EXHIBIT 10.61

EXECUTION VERSION

FACILITY AGREEMENT

[Virgin/BALCAP 7063]

dated as of October 28, 2015

among

VIRGIN AMERICA INC.,

Borrower,

BANK OF AMERICA, N.A.,

a bank organized and existing under the laws of the United States of America,

as Tranche A Loan Participant,

BANK OF AMERICA, N.A.,

a bank organized and existing under the laws of the United States of America,

as Tranche B Loan Participant,

and

BANK OF UTAH,

Security Trustee and Administrative Agent

Banc of America Leasing & Capital, LLC

Lead Arranger

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Schedules:
I.		Notice and Account Information
II.		Participations in Original Amount
III.		Tax Provisions
3(a)(i)		Amortization Schedule (Tranche A Loans)
3(a)(ii)		Amortization Schedule (Tranche B Loans)

Exhibits
Exhibit A	–	Form of Borrowing Notice
Exhibit B	–	Form of Assignment Agreement
Exhibit C	–	Form of Loan Certificate
Appendix A	–	Definitions and Rules of Usage

iii

FACILITY AGREEMENT [VIRGIN/BALCAP 7063]

THIS FACILITY AGREEMENT [Virgin/BALCAP 7063] dated as of October 28, 2015 (as modified, amended or supplemented from time to time, this “Agreement”) among VIRGIN AMERICA INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a bank organized and existing under the laws of the United States of America (the “Original Tranche A Loan Participant”, and, together with its successors, permitted assigns and permitted transferees, the Tranche A Loan Participants”), BANK OF AMERICA, N.A., a bank organized and existing under the laws of the United States of America (the “Original Tranche B Loan Participant”, and, together with its successors, permitted assigns and permitted transferees, the Tranche B Loan Participants”), BANK OF UTAH, as Administrative Agent hereunder (together with its successors hereunder in such capacity, the “Administrative Agent”), and BANK OF UTAH, as Security Trustee hereunder (together with its successors hereunder in such capacity, the “Security Trustee”).

W I T N E S S E T H:

WHEREAS, certain terms are used herein as defined in Section 1 hereof; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Borrower and the Security Trustee are entering into the Mortgage and Security Agreement [Virgin/BALCAP 7063] dated as of the date hereof (as modified, amended or supplemented from time to time, the “Mortgage”) pursuant to which the Borrower agrees, among other things, to issue one or more Loan Certificates in respect of the Designated Aircraft as evidence of the Borrower’s indebtedness to the Loan Participants, which Loan Certificates will be issued upon the financing of the Designated Aircraft and which Loan Certificates will be secured by the mortgage and security interest on the Designated Aircraft created by the Borrower in favor of the Security Trustee, and the Borrower shall execute and deliver a Mortgage Supplement covering the Designated Aircraft, supplementing the Mortgage at the time of such delivery and financing.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Certain Definitions. Except as otherwise defined in this Agreement, including its annexes, schedules and exhibits, terms used herein in capitalized form shall have the meanings attributed thereto in Appendix A hereto, and the rules of usage specified therein shall be applicable to this Agreement. In addition, the following terms shall have the following meanings:

“BALCAP” means Banc of America Leasing & Capital, LLC.

“Balloon” means, in respect of the Tranche A Loan, $4,500,000.

“Bank of America” means Bank of America, N.A., a bank organized and existing under the laws of the United States of America

“Commitment” means, as the context requires, the Tranche A Commitment and/or the Tranche B Commitment.

“Commitment Termination Date” means the last Business Day of July 2016.

“Designated Aircraft” means the Airbus A320-200 aircraft with manufacturer’s serial number 7063, scheduled to be delivered under the Purchase Agreement in April 2016.

“Federal Funds Rate” for any day, means the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Rate Margin” means, for any Tranche A Loan Certificate, 0.11% per annum (calculated on the basis of a year of 360 days and actual number of days elapsed).

“Minimum Liability Insurance Amount” means $600,000,000.

“Obsolete Part Amount” means $780,000, escalated annually on January 1st of each year (commencing January 1, 2016) by 4.0% per annum.

“Original Amount” means $40,000,000.

“Partial Loss Threshold” means $3,000,000.

“Past Due Rate” means (A) in the case of any Floating Rate Loan, the lesser of (a) the applicable Floating Rate plus 2.00%; and (b) the maximum interest rate permitted under applicable law; (B) in the case of any Fixed Rate Loan, the lesser of (a) 2.00% plus the higher of (i) the applicable Floating Rate and (ii) the applicable Fixed Rate; and (b) the maximum interest rate permitted under applicable law; and (C) in the case of the Tranche B Loan, the lesser of (a) 2.00% plus the higher of (i) LIBOR plus the Tranche B Applicable Margin and (ii) the Tranche B Loan Interest Rate and (b) the maximum interest rate permitted under applicable law.

“Prepayment Fee” means, with respect to any acceleration of the Tranche B Loan or Voluntary Prepayment of any Tranche B Loan, a fee equal to 4% of the amount so accelerated or prepaid.

“Stipulated Insured Amount” means, as of any date of determination, an amount equal to the sum of (A) in the case of the Tranche A Loans, (i) if such Loans are Floating Rate Loans, 110% of the aggregate principal amount then outstanding on all Tranche A Loan Certificates and (ii) if such loans are Fixed Rate Loans, 115% of the aggregate principal amount then outstanding on all Tranche A Loan Certificates plus (B) in the case of the Tranche B Loans, 115% of the aggregate principal amount then outstanding on all Tranche B Loans.

“Swap Rate” means, as of any Swap Effective Date and as relates to any fixed rate setting provided in Section 3(b)(ii)(1) for any Tranche A Loan Certificates, the rate as at the time of rate-set on such date, determined by the Tranche A Loan Participant on a reasonable market basis, of a fixed-for-floating (three month LIBOR) swap transaction with an average life comparable to the term of the Tranche A Loan (using, if appropriate, standard interpolation methodologies).

“Tranche A Applicable Margin” means, for any Tranche A Loans and Tranche A Loan Certificates, 1.75% per annum (calculated on the basis of a year of 360 days and actual number of days elapsed).

“Tranche A Commitment” shall have the meaning ascribed thereto in Section 2(a)(ii).

“Tranche A Maturity Date” means, for any Tranche A Loans, the 12 year anniversary of the Delivery Date.

“Tranche B Applicable Margin” means, for any Tranche B Loans and Tranche B Loan Certificates, 4.85% per annum.

“Tranche B Commitment” shall have the meaning ascribed thereto in Section 2(a)(ii).

“Tranche B Loan Interest Rate” means, for the Tranche B Loans, 6.59% per annum.

“Tranche B Maturity Date” means, for any Tranche B Loans, the seven year anniversary of the Delivery Date.

“Voluntary Prepayment” means a prepayment effected pursuant to Section 2.09(a) of the Mortgage.

Unless the context otherwise requires, any reference herein to any of the Operative Documents refers to such document as it may be modified, amended or supplemented from time to time in accordance with its terms and the terms of each other agreement restricting the modification, amendment or supplement thereof.

Section 2. The Commitment; Funding Procedures; Closing Procedure.

(a) Commitment; Loan Certificates; Special Funding Elections.

(i) The Loans. Subject to the terms and conditions of this Agreement, each of the Loan Participants severally agrees to make secured loans to the Borrower (the “Loans”) in respect of the Designated Aircraft on a date to be designated pursuant to Section 2(b)(i) hereof, but in no event later than the Commitment Termination Date, in two classes (each, a “Class”): (A) one senior class of Loans to be made by the Tranche A Loan Participants in an aggregate principal amount of $34,000,000 (the “Tranche A Loans”) and (B) one junior class of Loans to be made by the Tranche B Loan Participants in an aggregate principal amount of $6,000,000 (the “Tranche B Loans”). The aggregate original principal amount of the Loans for the Designated Aircraft shall not exceed the Original Amount (which amount, for the avoidance of any doubt, shall not be subject to any appraisal or other test or condition precedent).

(ii) Commitment. Each Loan Participant’s funding obligation in respect of any Class shall be its Commitment of the amount thereof (respectively, its “Tranche A Commitment” and its “Tranche B Commitment”). Each Loan Participant shall receive, as evidence of the Tranche A Loan and/or Tranche B Loan made by it, a Loan Certificate(s) of the applicable Class in the amount of such Loan.

(iii) Class. Loan Certificates shall be issued by reference to a particular “Class”. The “Class” of any Loan Certificate, designated as “Tranche A” or “Tranche B”, shall indicate whether such Loan Certificate is issued in respect of a Tranche A Loan or a Tranche B Loan. The Class of a Loan Certificate shall be indicated on the face of such Loan Certificate. Each Loan and the related Commitment may be designated as being of the Class of its related Loan Certificates.

(iv) Loan Participants’ Elections. Schedule 1 to Exhibit A hereto sets out the Class of Loan Certificates that each Loan Participant has irrevocably elected to receive on behalf of itself and its successors, permitted assigns and permitted transferees. Any Loan Certificate initially issued to a Tranche A Loan Participant shall be and remain a Tranche A Loan Certificate, and any Loan Certificate initially issued to a Tranche B Loan Participant shall be and remain a Tranche B Loan Certificate, in each case, regardless of the Holder thereof. A Loan Certificate, once issued as a particular Class, shall only be transferred, assigned and/or reissued as such Class, as the case may be, entitling its Holder to the rights, and subjecting such Holder to the obligations, applicable to such Class only, as further set forth herein.

(v) Loan Certificates. The Loan Certificates shall be substantially in the form set forth in Exhibit C. On the Delivery Date, the Borrower shall issue Loan Certificates in an aggregate amount equal to the Original Amount constituting (A) the Tranche A Commitment advanced by the Tranche A Loan Participants and (B) the Tranche B Commitment advanced by the Tranche B Loan Participants.

(b) Funding Procedures.

(i) Funding Date. In connection with the financing of the Designated Aircraft hereunder, the Borrower agrees to give each Loan Participant, the Administrative Agent and the Security Trustee at least three Business Days’ prior written notice of the anticipated Delivery Date of the Designated Aircraft (the “Funding Date”), which date shall be a Business Day not later than the Commitment Termination Date, and which notice shall be in substantially the form of the Notice of Borrowing attached hereto as Exhibit A.

(ii) Account. In order to facilitate the timely closing of the transactions contemplated hereby on the Funding Date, the Borrower, by delivery of the Notice of Borrowing to the Loan Participants and the Administrative Agent, irrevocably instructs such Loan Participants to wire transfer (for receipt by no later than 10:00 a.m. New York City time) on the Funding Date its Commitment by the wiring of immediately available funds (reference: Virgin/BALCAP 7063) to the account of the Security Trustee at the Payment Office (the “Account”).

(iii) Deposit. The funds so paid by each Loan Participant (the “Deposit”) into the Account are to be held by the Security Trustee for the account of such Loan Participant. Subject to paragraph (vi) below, upon the satisfaction (as determined by each Loan Participant) or waiver of the conditions precedent set forth in Section 4(b) hereof in respect of the Designated Aircraft, such Loan Participant (or its special counsel acting on its behalf) shall instruct the Security Trustee to disburse the Deposit for application of its Commitment for the Designated Aircraft as instructed by the Borrower.

(iv) Investment of Deposit. If, for any reason, the Designated Aircraft to be financed hereunder on the Funding Date shall not be so financed on such date, the Deposit, and earnings thereon, will be invested and reinvested by the Security Trustee at the sole direction, for the account, and at the risk of the Borrower in an overnight investment selected by the Borrower and acceptable to the Security Trustee having consulted with the Loan Participants. Upon the Borrower’s oral (to be confirmed in writing) instructions, earnings on any such investments shall be applied to the Borrower’s payment obligations to each Loan Participant under this Section 2(b) or released to the Borrower to the extent of such earnings.

(v) Interest After Funding Date. If the actual Delivery Date is a date falling after the Funding Date, the Borrower shall pay interest hereunder to each Loan Participant on the amount of its Commitment transferred to the Security Trustee for each Loan Certificate as indicated on Schedule 1 to the Notice of Borrowing for the period from and including the Funding Date to but excluding the earlier of (A) the Delivery Date or (B) the Cutoff Date (as defined below). For each Loan Participant, such interest shall accrue on the amount of such Loan Participant’s Commitment transferred to the Security Trustee at the Applicable Rate. Interest on the Commitments accrued pursuant to the preceding sentence shall (I) if accrued to the Delivery Date, be paid on the first Interest Payment Date and (II) if accrued to the Cutoff Date, be due and payable to each Loan Participant within three Business Days of such date.

(vi) Cutoff Date. If for any reason, other than the failure of any Loan Participant to comply with the terms hereof, the Delivery Date shall not have occurred on or prior to seven Business Days (or such longer period as mutually agreed by the Borrower and the Underwriters) after the Funding Date (the “Cutoff Date”), the Borrower hereby irrevocably agrees that each Tranche A Loan Participant may cancel, terminate or otherwise unwind its funding arrangements made in the London interbank market or otherwise to fund its Commitment on the Funding Date, and the Security Trustee shall return each Loan Participant’s Commitment to it, subject, however, to such Loan Participant’s continuing commitment to fund as provided herein.

(vii) Unwinding. In the event of the occurrence of the events described in paragraph (vi) above, (1) the Borrower agrees to pay each Loan Participant promptly (but in any event within three Business Days of the relevant Cutoff Date) (A) in the case of the Tranche A Loan Participant only, an amount of liquidated damages equal to any Swap Breakage Loss plus any loss incurred in connection with the unwinding or liquidating of any deposits or funding or financing arrangement with its funding sources and (B) without duplication of the amounts covered by the preceding clause (A), all reasonable out-of-pocket costs and expenses of such Loan Participant (including, without limitation, reasonable legal costs and expenses) incurred by such Loan Participant described in the definition of Transaction Expenses in Section 12 hereof; and (2) each Tranche A Loan Participant agrees, so long as no Event of Default shall have occurred and be continuing, to pay to the Borrower promptly (but in any event within three Business Days of the relevant Cutoff Date) any Swap Breakage Gain in connection with the unwinding or liquidating of any deposits or funding or financing arrangement with its funding sources.

(c) Registrations Upon Closing. Subject to the terms and conditions of this Agreement, and simultaneously with receipt by the Borrower of the proceeds of the Loans made in connection with the Designated Aircraft pursuant to this Section 2, the Borrower shall authorize (i) the delivery and filing for record at the FAA of the Mortgage and the Mortgage Supplement for the Designated Aircraft and (ii) the registration at the International Registry of the Security Trustee’s international interest in the related Airframe and each Engine.

(d) Funding Mechanics. On the Delivery Date specified in the Borrower’s notice referred to in Section 2(b)(i) hereof, subject to the terms and conditions of this Agreement, each Loan Participant, through the Security Trustee, agrees to pay the amount of its Commitment to the Borrower by wire transferring such amounts to the account of the Borrower as set forth on Schedule I hereto or to such other account as the Borrower shall direct the Security Trustee in writing, upon closing.

(e) Closing Location. The closing with respect to the financing of the Designated Aircraft shall take place at the offices of Vedder Price P.C., 1633 Broadway, New York, New York 10019.

Section 3. Loan Economics.

(a) Principal Amortization.

(i) Tranche A Loans. The aggregate principal amount of the Tranche A Loan Certificates shall amortize quarterly on each Interest Payment Date (the first of which being the first Interest Payment Date following the Delivery Date), as provided in Schedule 3(a)(i) hereto.

(ii) Tranche B Loans. The aggregate principal amount of the Tranche B Loan Certificates shall amortize quarterly on each Interest Payment Date (the first of which being the first Interest Payment Date following the Delivery Date) as provided in Schedule 3(a)(ii) hereto.

(iii) Amortization Schedules. The aggregate amortization schedules for the Loans of each Class shall, based on the foregoing, be appended to the Mortgage Supplement delivered in connection with such Loans (reflecting the Interest Payment Dates applicable thereto).

(b) Tranche A Interest. The Borrower shall, subject to the terms and conditions of this Section 3(b), have the right to elect on or prior to the date that is two Business Days prior to the Funding Date that the Tranche A Loans bear interest either at a Floating Rate or a Fixed Rate.

(i) Floating Rate. If the Borrower shall not have notified the Tranche A Loan Participants of its request, pursuant to the Notice of Borrowing, to have the Tranche A Loans bear interest at a Fixed Rate, then the Applicable Rate for the Tranche A Loans and related Tranche A Loan Certificates shall be, for each Interest Period, the applicable Floating Rate for such Interest Period. Interest on each Tranche A Loan payable by reference to the Floating Rate shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(ii) Fixed Rate Setting. The Borrower may notify the Tranche A Loan Participants of its request, pursuant to the Notice of Borrowing, for the Tranche A Loans to bear interest at a Fixed Rate, which Fixed Rate shall be fixed two Business Days prior to the Funding Date (the “Swap Effective Date”). Upon delivery by the Borrower of the Notice of Borrowing relating to any Fixed Rate Loans to the Administrative Agent and Tranche A Loan Participants, the following procedures shall apply to determine the “Fixed Rate” for such Tranche A Loans:

(1) Notification of Rate. No later than 11:30 a.m. New York time (but no earlier than 11:00 a.m. New York time) on the second Business Day prior to the Funding Date, Bank of America, the Tranche A Loan Participants and the Borrower shall convene a conference call during which Bank of America will notify the Borrower of a single fixed rate of interest to be used as the basis for the calculation of the Fixed Rate for the Tranche A Loans. Such Fixed Rate for the Tranche A Loan Certificates shall be the sum of (A) the Swap Rate plus (B) 1.7743% (being the bond basis equivalent of the Tranche A Applicable Margin plus (C) 0.1115% (being the bond basis equivalent of the Fixed Rate Margin), and shall be the “Fixed Rate” for the Tranche A Loan Certificates, effective on the Swap Effective Date; provided that if such Fixed Rate cannot be established because the Borrower does not agree to the Swap Rate quoted by Bank of America, then Section 3(b)(i) shall apply to such Loans as though the Borrower never requested such Tranche A Loans to bear interest at a Fixed Rate.

(2) Fixed Rate Stipulation. The Fixed Rate, as so established for the Tranche A Loan Certificates, shall be included on the cover page of the Tranche A Loan Certificates at issuance thereof and specified in the Mortgage Supplement for the Designated Aircraft.

(3) Rate Swaps Sophistication. The Borrower understands and acknowledges that, in order to provide any Fixed Rate, the Tranche A Loan Participants may be entering into one or more interest rate swaps or other hedging transactions (which may be effected internally (including on a notional basis) or externally), and that it has assessed the risks (including but not limited to risks in relation to any Swap Breakage Loss), benefits and consequences of obtaining a fixed interest so as to procure a fixed rate funding. The Borrower confirms that it is solely responsible for any decision to select a Fixed Rate for any Tranche A Loan, having relied on its own independent business judgment and advisers in connection herewith.

(iii) Fixed Rate. If the Applicable Rate for the Tranche A Loan Certificates and the related Tranche A Loans is calculated by reference to a Fixed Rate:

(1) Interest Generally. Interest on such Fixed Rate Loan shall be payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months.

(2) Swap Breakage on Prepayment. On the date of any prepayment of such Tranche A Loan Certificates, the Borrower may request that each Tranche A Loan Participant advise the Security Trustee and the Borrower by 11:00 a.m., New York time, on such date of the Swap Break Amount applicable to such event.

(3) Payment of Swap Breakage Gain. Each Tranche A Loan Participant agrees that, so long as no Special Default or Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Swap Breakage Gain in respect of the Tranche A Loan Certificates, except that it may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof. Each Tranche A Loan Participant may retain any Swap Breakage Gain that arises after the occurrence of a Special Default or an Event of Default as security for the obligations of the Borrower until the earlier of (i) the date that such Special Default or Event of Default is cured by the Borrower (or, if such Holder reasonably anticipates that its costs and expenses incurred in connection with such Special Default or Event of Default cannot be determined at such time, the earlier of (x) the date such costs and expenses can be determined and (y) five Business Days after the date such Special Default or Event of Default is cured), promptly following which date such amount shall be paid over to the Borrower, except that such Holder may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof, or (ii) the date that Section 9.07 of the Mortgage shall be applicable, promptly following which date such amounts shall be remitted to the Security Trustee for application as provided in such Section 9.07.

(4) Swap Breakage Estimate. Upon the request of the Borrower to the Administrative Agent, the Administrative Agent shall obtain from each Loan Participant, and the Loan Participant shall provide to the Administrative Agent, a good faith written estimate of the Swap Breakage Loss or Swap Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Operative Documents that might give rise to an obligation to pay Swap Breakage Loss or the right to receive Swap Breakage Gain.

(5) Confirmation of Swap Breakage Estimate. Upon determination by the Loan Participant of any Swap Breakage Loss or Swap Breakage Gain payable to or by it, as the case may be, such Loan Participant will provide to the Borrower a written confirmation confirming such Swap Breakage Loss or Swap Breakage Gain, which confirmed amount shall be determined in accordance with the procedures set out in the definition of “Swap Break Amount”.

(c) Tranche B Interest. The Tranche B Loans shall bear interest at the Tranche B Loan Interest Rate payable quarterly in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days consisting of 12 30-day months. In addition, the following provisions shall apply to the Tranche B Loans:

(1) Swap Breakage on Prepayment. On the date of any prepayment of such Tranche B Loan Certificates, the Borrower may request that each Tranche B Loan Participant advise the Security Trustee and the Borrower by 11:00 a.m., New York time, on such date of the Swap Break Amount applicable to such event.

(2) Payment of Swap Breakage Gain. Each Tranche B Loan Participant agrees that, so long as no Special Default or Event of Default shall have occurred and be continuing, it shall promptly pay to the Borrower at such account as the Borrower may specify any Swap Breakage Gain in respect of the Tranche B Loan Certificates, except that it may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof. Each Tranche B Loan Participant may retain any Swap Breakage Gain that arises after the occurrence of a Special Default or an Event of Default as security for the obligations of the Borrower until the earlier of (i) the date that such Special Default or Event of Default is cured by the Borrower (or, if such Holder reasonably anticipates that its costs and expenses incurred in connection with such Special Default or Event of Default cannot be determined at such time, the earlier of (x) the date such costs and expenses can be determined and (y) five Business Days after the date such Special Default or Event of Default is cured), promptly following which date such amount shall be paid over to the Borrower, except that such Holder may first deduct therefrom any amounts then due and owing to it under the Operative Documents and apply any amount so retained to the satisfaction thereof, or (ii) the date that Section 9.07 of the Mortgage shall be applicable, promptly following which date such amounts shall be remitted to the Security Trustee for application as provided in such Section 9.07. Payment of Swap Breakage Gain shall not be required with respect to the Tranche B Loan Certificates should the Delivery Date be delayed or not occur.

(3) Swap Breakage Estimate. Upon the request of the Borrower to the Administrative Agent, the Administrative Agent shall obtain from each Tranche B Loan Participant, and each Tranche B Loan Participant shall provide to the Administrative Agent, a good faith written estimate of the Swap

Breakage Loss or Swap Breakage Gain, as the case may be, in connection with the occurrence, or anticipated occurrence, of any event contemplated by the Operative Documents that might give rise to an obligation to pay Swap Breakage Loss or the right to receive Swap Breakage Gain.

(4) Confirmation of Swap Breakage Estimate. Upon determination by a Tranche B Loan Participant of any Swap Breakage Loss or Swap Breakage Gain payable to or by it, as the case may be, such Loan Participant will provide to the Borrower a written confirmation confirming such Swap Breakage Loss or Swap Breakage Gain, which confirmed amount shall be determined in accordance with the procedures set out in the definition of “Swap Break Amount”.

(d) Past Due Interest. Overdue payments of principal of any Class of Loan (and to the extent permitted by applicable law, overdue payments of interest and other amounts overdue under the Operative Documents) shall bear interest at the Past Due Rate, payable on demand, for any period during which the same shall be overdue.

(e) Upfront Fees. The Borrower agrees to pay to the Security Trustee for account of each Underwriter as and when due the upfront fee specified for such Underwriter in its Fee Letter.

(f) [Intentionally Omitted]

(g) Commitment Fees. The Borrower agrees to pay to the Security Trustee for account of each Loan Participant a commitment fee accrued for the period from and including the date hereof to the earlier of (i) the Delivery Date and (ii) the Commitment Termination Date, equal to the Commitment Fee Rate calculated on the average daily amount of such Loan Participant’s unutilized Commitment during the period for which payment of the commitment fee is made (calculated on the basis of a year of 360 days and actual days elapsed), payable quarterly in arrears on each three monthly anniversary dates of the Effective Date and on the date the commitment fee ceases to accrue in accordance with the foregoing. As used herein, “Commitment Fee Rate” means (A) for any Tranche A Commitment, 0.75% per annum and (B) for any Tranche B Commitment, 1.00% per annum.

(h) Market Disruption.

(i) If with respect to any Interest Period:

(1) LIBOR Screen Unavailable. In the case of a Floating Rate Loan, the Administrative Agent determines that, by reason of circumstances affecting the London interbank market or any other applicable financial market, adequate and reasonable means do not exist for ascertaining the LIBOR screen rate for an Interest Period and that no more than one of the Reference Banks was able to provide the Administrative Agent with its offered quotation for US dollar deposits for a period most comparable to such Interest Period to prime banks in the relevant interbank market; or

(2) Cost of Funds. In the case of any Loan, the Majority Tranche A Holders or the Majority Tranche B Holders advise the Administrative Agent that the LIBOR screen rate as determined in accordance with the definition thereof will not adequately and fairly reflect the cost to such Loan Participants of maintaining or funding their respective Loans for any Interest Period, provided that such inadequacy is the result of circumstances affecting banks and other financial institutions participating in the relevant interbank market generally and is not directly and solely the result of a deterioration in the financial or other condition of such Loan Participant,

(each, a “Market Disruption Event”), then so long as such circumstances shall continue, the portion of the Loan that relates to each affected Loan Certificate shall bear interest, for each Interest Period (A) in the case of subclause (1) above, at the Market Disruption Cost of Funds for such Loan Participant, plus the Tranche A Applicable Margin and (B) in the case of subclause (2) above, at the applicable Interest Rate plus a per annum rate equal to their respective incremental cost of funds for such Interest Period over the then-current LIBOR.

(ii) Market Disruption Cost of Funds. If the provisions of this Section 3(h) are applicable, then each affected Loan Participant shall report, as provided in paragraph (iv) below, to the Security Trustee, the Administrative Agent and the Borrower its cost of funding its share of the Loans for such Interest Period, expressed as a percentage rate per annum (such Loan Participant’s “Market Disruption Cost of Funds”). Based on the report of each affected Loan Participant, the Administrative Agent shall calculate the weighted average (all in) interest amount (and equivalent per annum rate) due by the Borrower on the applicable Loan for such Interest Period and provide such calculation to the Borrower and the Security Trustee.

(iii) Report as Certification. The report by the affected Loan Participant to the Security Trustee, the Administrative Agent and the Borrower of its cost of funds for any Interest Period shall be conclusive, absent manifest error, and shall constitute a certification by such Loan Participant that the interest rate so provided is an accurate, fair and non-discriminatory calculation of its treasury (or comparable) desk’s assessed funding costs which assessment has been made on a fair and non-discriminatory basis for such period relative to similarly situated borrowers from which it is entitled to assess market disruption costs and does not include any mark-up, fees, overhead allocations or other amounts not constituting the interest expense-type cost of obtaining such funding.

(iv) Notice of Cost of Funds. If the provisions of this Section 3(h) are applicable, each affected Loan Participant shall report to the Security Trustee, the Administrative Agent and the Borrower its cost of funds for each affected Interest Period as soon as practicable and, in any event, prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Loan Participant); provided that if any affected Loan Participant is not able to obtain deposits in the London interbank (or other relevant) market matching such Interest Period, notice of its cost of funds rate shall be provided as follows: (i) prior to the first day of such Interest Period (or promptly thereafter under circumstances where such costs of funds are generally not available to lenders similarly situated to any affected Loan Participant), such Loan Participant shall provide to the Security Trustee, the Administrative Agent and the Borrower an approximation of the cost to such Loan Participant of such funding for such Interest Period; and (ii) prior to the last day of such Interest Period (or earlier, to the extent practicable if deposits of a duration longer than one day are obtained), such Loan Participant shall provide to the Security Trustee, the Administrative Agent and the Borrower the actual cost to such Loan Participant of such funding for such Interest Period.

(v) Actual/360. All amounts payable under this Section 3(h) shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

(vi) Termination of Market Disruption Event. Upon any Loan Participant affected by a Market Disruption Event confirming to the Security Trustee, the Administrative Agent and the Borrower that the event(s) giving rise to such Market Disruption Event have ceased (which confirmation shall be provided promptly on the cessation of such event(s)), the rate of interest applicable to the Loan Participant’s Loans will revert to such rate of interest immediately in effect prior to the occurrence of such Market Disruption Event.

(vii) Substitute Basis for Determination of Cost of Funds. If a Market Disruption Event occurs and is continuing and the Loan Participants or the Borrower so requests, the Loan Participants affected by such Market Disruption Event and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing on a substitute basis for determining the rate of interest payable in respect of the affected Loan Certificates, provided that any alternative basis agreed shall, with the prior consent of each affected Loan Participant and the Borrower, be binding on such parties. If within such 30 day period each of the affected Loan Participants and the Borrower agree upon a substitute basis for determining the rate of interest payable in respect of the affected Loan Certificates, such alternative basis shall be retroactive to and effective from the first day of the applicable Interest Period until and including the last day of such Interest Period. For the avoidance of doubt, during any such period of negotiation, the Borrower shall be required to perform its obligations under this Section 3(h).

(viii) Prepayment of Holders affected by a Market Disruption Event. The Borrower shall have the right but not the obligation to prepay the Loans of any Holder affected by a Market Disruption Event (without any Prepayment Fee), together with accrued interest thereon and any Break Amount, or direct the affected Holder to transfer such Holder’s Loans to another person for a purchase price equal to the amount that would otherwise have been paid on such a prepayment.

Section 4. Conditions Precedent.

(a) Conditions Precedent to the Effectiveness of the Commitments. It is agreed by each of the parties hereto that the respective Commitments of each Loan Participant in respect of the Designated Aircraft and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(i) Effectiveness Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to each Loan Participant and shall be in full force and effect and executed counterparts shall have been delivered to the Loan Participant and its counsel:

(1) this Agreement;

(2) the Mortgage; and

(3) the Intercreditor Agreement.

(ii) Corporate Documents. Each Loan Participant shall have received the following, in each case in form and substance satisfactory to it:

(1) Constitutional Documents of Borrower. A certified copy of the certificate of incorporation and bylaws of the Borrower and a copy of resolutions of the board of directors of the Borrower or the executive committee thereof, certified by the Secretary, an Assistant Secretary or other officer of the Borrower, duly authorizing the execution, delivery and performance by the Borrower of this Agreement, the Mortgage and each other document required to be executed and delivered by the Borrower on the Delivery Date in accordance with the provisions hereof and thereof;

(2) Signatories of Borrower. A certificate of the Borrower as to the person or persons authorized to execute and deliver this Agreement, the other Operative Documents, and any other documents to be executed on behalf of the Borrower in connection with the transactions contemplated hereby and as to the signature of such person or persons;

(3) Incumbency Certificate of Security Trustee. An incumbency certificate of the Security Trustee as to the person or persons authorized to execute and deliver this Agreement, the Mortgage, and any other documents to be executed on behalf of the Security Trustee in connection with the transactions contemplated hereby and as to the signatures of such person or persons (which may be in the form of a general “authorized signatories” certificate);

(4) Security Trustee’s Resolutions. Copy of the resolutions of the board of directors of the Security Trustee, certified by the Secretary or an Assistant Secretary of the Security Trustee, duly authorizing the transactions contemplated hereby and the execution and delivery of each of the documents required to be executed and delivered on behalf of the Security Trustee in connection with the transactions contemplated hereby (which may be in the form of general standing resolutions to carry out its business in the manner contemplated by this Agreement); and

(5) Security Trustee. A copy of the articles of association and by-laws of the Security Trustee, each certified by the Secretary, an Assistant Secretary or other officer of the Security Trustee.

(iii) Know Your Customer of Borrower. Such Loan Participant shall have received any document reasonably requested from the Borrower (not less than five Business Days prior to the Effective Date) by such Loan Participant in order for the Loan Participant to satisfy any “know your customer” requirements with respect to the Borrower.

(iv) Opinions of Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, the Administrative Agent and the Security Trustee from (A) Milbank, Tweed, Hadley & McCloy, special New York counsel to the Borrower and (B) the Associate General Counsel or other duly authorized in-house counsel for the Borrower, in each case, in form and substance reasonably satisfactory to the addressees thereof.

(b) Conditions Precedent to the Loan Participants’ Participation in the Designated Aircraft. It is agreed by each of the parties hereto that the respective obligations of each Loan Participant to lend its Commitment to the Borrower in respect of the Designated Aircraft is subject to the satisfaction prior to or on the Delivery Date of the following conditions precedent:

(i) Notice of Delivery Date. Such Loan Participant shall have received due notice with respect to the Delivery Date pursuant to Section 2 hereof.

(ii) No Change in Law. No change shall have occurred after the date of the execution and delivery of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities which, in the reasonable opinion of such Loan Participant would make it a violation of law or regulations for such Loan Participant to make its Commitment available to acquire its Loan Certificate(s) or to realize the benefits of the security afforded by the Mortgage.

(iii) No Material Adverse Change. On the Delivery Date, no material adverse change in the financial condition of the Borrower shall have occurred since December 31, 2014 that would materially and adversely affect the Borrower’s ability to perform its obligations under the Operative Documents.

(iv) Fees and Expenses. (A) Each Underwriter shall have received its upfront fee specified in Section 3(e) and (B) each Underwriter shall have received all invoiced Transaction Expenses (as defined in Section 12) then due and owing.

(v) Certain Documents. The following documents shall have been duly authorized, executed and delivered by the respective party or parties thereto, shall each be satisfactory in form and substance to each Loan Participant (acting reasonably) and shall be in full force and effect and executed counterparts shall have been delivered to such Loan Participant and its counsel, provided that only such Loan Participant shall receive an executed original of its Loan Certificate(s) to be issued to it:

(1) the Mortgage Supplement covering the Designated Aircraft and dated the Delivery Date;

(2) the Loan Certificates relating to the Designated Aircraft, with Annex A for each Class of Loan Certificate duly completed as provided in Section 3(a) hereof;

(3) the Airframe Warranties Agreement and the Engine Consent and Agreement, in each case, in respect of the Designated Aircraft;

(4) the Warranty Bill of Sale and FAA Bill of Sale for the Designated Aircraft; and

(5) if necessary, a copy of that portion of the Purchase Agreement and Engine Agreement relating to the Designated Aircraft certified by the Secretary, an Assistant Secretary or other officer of the Borrower as being a true and accurate copy of the same that relates to the Assigned Warranties and the related obligations of the Borrower or a successor in interest to the Borrower which has the right to exercise any such warranty.

(vi) Financing Statements. A Uniform Commercial Code financing statement or statements covering all the security interests created by or pursuant to the granting clause of the Mortgage that are not covered by the recording system established by the Federal Aviation Act shall have been duly prepositioned for filing on closing in all places deemed necessary or advisable in the reasonable opinion of counsel for the Loan Participants, and any additional Uniform Commercial Code financing statements deemed advisable by such Loan Participant shall have been duly prepositioned for filing on closing and all other action shall have been taken as is deemed necessary or advisable, in the reasonable opinion of counsel for the Loan Participants, to establish and perfect the Security Trustee’s security interest in the Designated Aircraft.

(vii) FAA Actions. All appropriate action required to have been taken by the Federal Aviation Administration, or any governmental or political agency, subdivision or instrumentality of the United States, on or prior to the Delivery Date in connection with the transaction contemplated by this Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals of such entities required to be in effect on the Delivery Date in connection with the transaction contemplated by this Agreement shall have been issued, and all such orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on the Delivery Date.

(viii) Evidence of Title and Security Interests. On the Delivery Date, the following statements shall be true, and such Loan Participant shall have received evidence satisfactory to it (including a printout of the “priority search certificates” (as defined in the Cape Town Convention from the International Registry relating to the Aircraft (and the constituent Airframe and Engines)) to the effect that:

(1) the Borrower has good title to the Designated Aircraft, free and clear of Liens other than (subject to filing and recording of the FAA Bill of Sale with the Federal Aviation Administration and the registration of a contract of sale on the International Registry between the Manufacturer as seller and the Borrower as buyer with respect to the Airframe and Engines of the Designated Aircraft, if the Borrower does not already own the Designated Aircraft) the mortgage and security and international interests created by the Mortgage and the Mortgage Supplement for the Designated Aircraft;

(2) the FAA Bill of Sale, the Mortgage (if not previously filed) and the Mortgage Supplement for the Designated Aircraft have been duly filed with the FAA for recordation (or are in form suitable for recordation and are in the process of being so filed for recordation) and there exist no Liens of record on the Designated Aircraft;

(3) the international interest of the Mortgage Supplement with respect to the Airframe and Engines associated with the Designated Aircraft shall have been registered with the International Registry, and there exists no registered international interest on the International Registry;

(4) the Designated Aircraft has a valid export certificate of airworthiness issued by the Direction générale de l’aviation civile of France;

(5) the Borrower is a U.S. Air Carrier (and such Loan Participant shall have received a copy of the Borrower’s air carrier operating certificate);

(6) the Security Trustee is entitled to the protection of Section 1110 of the United States Bankruptcy Code in connection with its right to take possession of the Designated Aircraft in the event of a case under Chapter 11 of the United States Bankruptcy Code in which the Borrower is a debtor; and

(7) the Designated Aircraft is in compliance with the aircraft specifications furnished to Bank of America by the Borrower.

(ix) Representations and Warranties. On the Delivery Date, (A) the representations and warranties of the Borrower contained in Section 7 of this Agreement shall be true and accurate as though made on and as of such date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and accurate on and as of such earlier date), and (B) no event shall have occurred and be continuing which constitutes (or would, with the passage of time or the giving of notice or both, constitute) an Event of Default.

(x) Opinion of New York Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, the Administrative Agent and the Security Trustee from Milbank, Tweed, Hadley & McCloy, special New York counsel to the Borrower, confirming, among other things, the statement set forth in Section 4(b)(viii)(6) hereof, in form and substance reasonably satisfactory to the addressees thereof.

(xi) Opinion of FAA Counsel. Such Loan Participant shall have received an opinion addressed to such Loan Participant, the Administrative Agent and the Security Trustee, and the Borrower from FAA Counsel, in form and substance reasonably satisfactory to the addressees thereof.

(xii) Opinion of Airbus. Such Loan Participant shall have received an opinion addressed to such Loan Participant, the Administrative Agent and the Security Trustee from counsel to Airbus S.A.S., in respect of the Bills of Sale, in form and substance reasonably satisfactory to the addressees thereof.

(xiii) Certificate of Borrower. Such Loan Participant shall have received a certificate signed by the President, a Vice President, the Chief Financial Officer, the General Counsel or the Treasurer of the Borrower, dated the Delivery Date, addressed to such Loan Participant and certifying as to the matters stated in paragraphs (ix), (xv) and (xvi) of this Section 4(b).

(xiv) Insurance Certificate and Report. Such Loan Participant shall have received an independent insurance brokers’ report and certificate(s) of insurance, in form and substance reasonably satisfactory to such Loan Participant as to the due compliance with the terms of Article VI of the Mortgage relating to insurance with respect to the Designated Aircraft and a certificate, in form and substance reasonably acceptable to such Loan Participant, signed by the Treasurer, Chief Financial Officer, the President, a Vice President or General Counsel of the Borrower confirming indemnification or insurance provided by the United States and evidence of such indemnification or insurance, if any.

(xv) No Event of Loss. On the Delivery Date it shall be true that no Event of Loss (or event which with the passage of time would become an Event of Loss) with respect to the Designated Aircraft (or constituent Airframe) or any associated Engine has occurred.

(xvi) No Governmental Action. No action or proceeding shall have been instituted nor shall governmental action be threatened before any court or governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency at the time of the Delivery Date to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transaction contemplated hereby.

(xvii) Know Your Customer of Security Trustee. Such Loan Participant shall have received any document reasonably requested from the Security Trustee (not less than five Business Days prior to the initial Funding Date) by such Loan Participant in order for such Loan Participant to satisfy any “know your customer” requirements with respect to the Security Trustee; provided that, should the Security Trustee fail to provide any such document or the Security Trustee fails to pass a “know your customer” test of a Loan Participant, the Loan Participants shall appoint a successor Security Trustee pursuant to Section 14(h).

(xviii) Internal Approvals. Each Loan Participant shall have duly obtained all internal approvals necessary to consummate the transactions contemplated herein; each Loan Participant hereby confirms that all such approvals for itself have been obtained.

Promptly upon the recording of the Mortgage and the Mortgage Supplement at the FAA covering the Designated Aircraft pursuant to the Federal Aviation Act, the Borrower will cause FAA counsel to deliver to each Loan Participant and the Borrower an opinion as to the due and valid registration of the Designated Aircraft in the name of the Borrower, the due recording of the FAA Bill of Sale, the Mortgage and the Mortgage Supplement covering the Designated Aircraft and the lack of filing of any intervening documents with respect to the Designated Aircraft. Following the Delivery Date, the Loan Participants may, if required by applicable law to perfect the security interest granted in any Assigned Warranties, cause a huissier to serve a copy of a notice delivered on the Delivery Date to the Aircraft Manufacturer in accordance with Article 1690 of the French Civil Code.

(c) Conditions Subsequent. The following conditions shall be conditions subsequent to the financing of the Designated Aircraft on the Delivery Date:

(i) Within two Business Days of the Delivery Date, each Loan Participant shall have received evidence that the Designated Aircraft has been duly certified as to type and airworthiness by the FAA, and the Borrower has authority to operate the Designated Aircraft (and each Loan Participant shall have received a copy of the airworthiness certificate for the Designated Aircraft); and

(ii) Within 10 days of the Delivery Date, each Loan Participant shall have received evidence that the Designated Aircraft has been duly registered in the name of the Borrower under the Federal Aviation Act, and such Loan Participant shall have received a copy of the FAA certificate of registration for the Designated Aircraft.

Failure to satisfy these conditions subsequent within such time frame shall, on notice of the Security Trustee to the Borrower, constitute an automatic Event of Default.

Section 5. Closing Procedure.

(a) Filings with FAA. Following the Borrower’s notice of the Delivery Date as provided in Section 2 hereof, the parties will pre-position the executed Mortgage and/or Mortgage Supplement with FAA Counsel in Oklahoma City, Oklahoma, together with the FAA Bill of Sale (and photocopy of the Warranty Bill of Sale) for the Designated Aircraft, the AC Form 8050-1 Aircraft Registration Application for the Designated Aircraft in the name of the Borrower, and an AC Form 8050-135 FAA Entry Point Filing Form (which the parties agree shall be prepared by FAA Counsel). On the Delivery Date and in sufficient time to permit the closing to occur during business hours of the FAA in Oklahoma City, Oklahoma, each Loan

Participant will wire transfer its Commitment prior to 10:00 a.m. New York time to the Security Trustee. On the Delivery Date, by conference telephone call among the Manufacturer, the Borrower, the Loan Participants (and/or their counsel acting on their behalf), the Administrative Agent, the Security Trustee, FAA Counsel and the Manufacturer will authorize the filing of the FAA Bill of Sale for the Designated Aircraft to be delivered on the Delivery Date and the Borrower will cause the ownership interest of the Airframe and each Engine associated with the Designated Aircraft to be duly registered with the International Registry as a contract of sale and Borrower will authorize the filing of each of the AC Form 8050-135 FAA Entry Point Filing Form, the AC Form 8050-1 Aircraft Registration Application, the Mortgage and/or the Mortgage Supplement for the Designated Aircraft upon receipt by the Manufacturer of the purchase price for the Designated Aircraft and receipt by the Borrower (or its order) of the Loans for the Designated Aircraft. The irrevocable authorization to FAA Counsel to date and file the FAA Bill of Sale, the AC Form 8050-135 FAA Entry Point Filing Form, the AC Form 8050-1 Aircraft Registration Application, and the Mortgage and/or Mortgage Supplement for the Designated Aircraft will occur prior to the transfer of the Loan for the Designated Aircraft to or for account of the Borrower, but the filing will not occur until the Borrower’s (or its order) receipt of the funds at the designated account and the Manufacturer has released the Warranty Bill of Sale. The Loan Certificate(s) will be delivered to the Loan Participants and legal opinions delivered to all parties immediately following the transfer of the related Loan as provided in Section 2(c).

(b) Registrations by FAA Counsel. The Borrower irrevocably authorizes FAA counsel to file with the FAA the Mortgage and/or Mortgage Supplement and register the appropriate international interests with the International Registry for the Designated Aircraft following the closing of the financing for the Designated Aircraft. FAA counsel may rely, without any further investigation, on any statement or certification by the Security Trustee that the closing of the financing for the Designated Aircraft has occurred.

(c) Discharges in Event of Failure to Fund. If the financing for the Designated Aircraft shall fail to occur utilizing the Commitments hereunder, the Security Trustee agrees to register, at the Borrower’s cost, a discharge at the International Registry of any international interest in favor of the Security Trustee in respect of the related Airframe and the Engines.

(d) International Registry Filings. Each of the parties hereto consents to the registration with the International Registry of the international interests with respect to the Mortgage and each Mortgage Supplement, and each party hereto covenants and agrees that it will take all such action reasonably requested by the Borrower or the Security Trustee in order to make any registrations with the International Registry, including becoming a transacting user entity with the International Registry and providing consents to any registration as may be contemplated by the Operative Documents.

Section 6. Extent of Interest of Holders. No Holder shall have any further interest in, or other right with respect to, the mortgage and security interests created by the Mortgage when and if the Original Amount of and interest on all Loan Certificates in respect of the Designated Aircraft held by such Holder and all other sums payable to such Holder hereunder, under the Mortgage and under such Loan Certificates shall have been paid in full, provided, however, to the extent, for any reason, any such sums paid to a Holder are rescinded or must otherwise be restored by such Holder, the obligations of the Borrower and the security interests created by the Mortgage shall be automatically reinstated with respect to such Holder and the Security Trustee, as applicable.

Section 7. Representations and Warranties.

(a) Borrower’s Representations and Warranties. The Borrower represents and warrants that on the date hereof and on the Delivery Date:

(i) Existence. The Borrower is a corporation duly organized and validly existing in good standing pursuant to the laws of the State of Delaware; is duly qualified to do business as a foreign corporation in each jurisdiction in which its operations or the nature of its business requires to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Borrower or its business; is a U.S. Air Carrier; and has the corporate power and authority to engage in air transport and to carry on scheduled passenger service as presently conducted, to own the Designated Aircraft and to enter into and perform its obligations under the Operative Documents.

(ii) Authorization. The execution, delivery and performance by the Borrower of the Operative Documents will, on the Delivery Date, have been duly authorized by all necessary corporate action on the part of the Borrower, do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Borrower except such as have been duly obtained by the Delivery Date and will on the Delivery Date be in full force and effect, and none of such Operative Documents contravenes any law, judgment, government rule, regulation or order binding on the Borrower or the certificate of incorporation or bylaws of the Borrower or contravenes the provisions of, or constitutes a default under, or results in the creation of any Lien (other than Permitted Liens) upon the property of the Borrower under, any indenture, mortgage, contract or other agreement to which the Borrower is a party or by which it or its properties may be bound or affected.

(iii) No Additional Authorization. Neither the execution and delivery by the Borrower of the Operative Documents nor the performance by the Borrower of its obligations thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Federal, state or foreign government authority or agency, except for (A) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the operation of the Designated Aircraft by the Borrower, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained or will on or prior to the Delivery Date be duly obtained, and will on the Delivery Date be in full force and effect, (B) any normal periodic and other reporting requirements under the Federal Aviation Act and the regulations promulgated thereunder and the applicable rules and regulations of the FAA, in each case to the extent required to be given or obtained only after the Delivery Date and (C) any filings, registrations or applications specifically described in this Agreement.

(iv) Enforceability. The Operative Documents to which the Borrower is a party delivered on or prior to the date hereof or the Delivery Date, as the case may be, each constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with the terms thereof except as such may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(v) No Pending Actions. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency which individually (or in the aggregate in the case of any group of related lawsuits) is expected to have a material and adverse effect on the financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Operative Documents.

(vi) Validity of Security Interests. Except for (A) the filing with the FAA of an FAA Entry Point Filing Form – AC Form 8050-135 and the procurement of unique authorization code for the following registrations on the International Registry and the registration of such interests on the International Registry: (i) the contracts of sale with respect to the Airframe and Engine constituted by the FAA Bill of Sale and/or the Warranty Bill of Sale with the Manufacturer as seller and the Borrower as buyer, and (ii) the international interests with respect to the Airframe and each Engine constituted by the Mortgage and the related Mortgage Supplement (incorporating the terms of the Mortgage) with the Security Trustee as creditor and the Owner as debtor, (B) the filing for recording pursuant to the Federal Aviation Act of the FAA Bill of Sale for the Designated Aircraft (and the application for registration of the Designated Aircraft in the name of the Borrower) and the Mortgage with the Mortgage Supplement for the Designated Aircraft and (C) the filing of financing statements (and continuation statements at periodic intervals) with respect to the interests created by such documents under the Uniform Commercial Code of Delaware and such other states as may be specified in the opinion furnished pursuant to Section 4(b)(x) hereof, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary or advisable in order to establish and perfect the first mortgage Lien on the Designated Aircraft in favor of the Security Trustee pursuant to the Mortgage or to establish as against third parties the international interest under the Mortgage in any applicable jurisdiction in the United States.

(vii) No Defaults. There has not occurred any event which constitutes a Default or an Event of Default under the Mortgage which is presently continuing.

(viii) Finances of Borrower. (x) On the date hereof (in the case of the December 31, 2014 financial statements) and on the Delivery Date, the statements of financial position of the Borrower as of December 31, 2014 and June 30, 2015 and the related statements of earnings and cash flow of the Borrower in all material respects for the year and fiscal quarter, as the case may be, then ended, copies of which have been furnished to each Loan Participant, fairly present the financial condition of the Borrower at such date and the results of operations and cash flow of the Borrower for the period ended on such dates, in accordance with generally accepted accounting principles consistently applied, subject, in the case of the June 30, 2015 statements, to normal year-end adjustments, and (y) since December 31, 2014 there has been no material adverse change in such condition having a material adverse effect on the Borrower’s ability to perform its obligations under the Operative Documents.

(ix) Liens on Aircraft. On the Delivery Date, the Borrower will have good title to the Designated Aircraft free and clear of all Liens, except the Lien of the Mortgage. On the Delivery Date, the Designated Aircraft (A) shall have a valid export certificate of airworthiness as to type and airworthiness, (B) will have been insured by the Borrower in accordance with the terms of the Mortgage, will have suffered no Event of Loss and will be in the condition and state of repair required under the terms of the Mortgage and (C) will have the necessary instruments filed with the FAA in order to duly register the Designated Aircraft in the name of the Borrower under the Federal Aviation Act.

(x) Securities Compliance. Assuming the Loan Participants are acquiring their Loan Certificates in the ordinary course of their commercial banking business, none of the transactions contemplated by this Agreement will violate or result in a violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto.

(xi) No Public Offering. Neither the Borrower nor anyone acting on behalf of the Borrower has directly or indirectly offered any interest in the Loan Certificates for sale to, or solicited any offer to acquire any of the same from, anyone other than the Loan Participants and not more than 35 other institutions believed capable of evaluating and bearing the risks of investment in the transactions contemplated hereby.

(xii) No ERISA Violation. (v) The Borrower has not engaged in any transaction in connection with which the Borrower could be subjected to either a material civil penalty assessed pursuant to Section 502(i) of ERISA, or a material tax imposed by Section 4975 of the Code; (w) no material liability to the Pension Benefit Guaranty Corporation (other than liability for premiums) has been incurred by the Borrower with respect to any Plan; (x) there has been no event or condition which presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation; (y) the Borrower and any affiliate (as defined below) has not committed, or does not expect to commit, a failure described in ERISA Section 303(k)(1) or Section 430(k)(1) of the Code (whether or not waived) with respect to any Plan; and (z) no material amount of “withdrawal liability,” as that term is used in Section 4201 of ERISA, has been or is expected to be incurred by the Borrower nor has the Borrower or any affiliate of the Borrower been notified by any multi-employer plan (within the meaning of Section 3(37)(A) of ERISA) that such multi-employer plan is in reorganization or insolvency within the meaning of Section 4241 or Section 4245 of ERISA or that such multi-employer plan intends to terminate or has been terminated under Section 4041A of ERISA (for purposes of subclauses (y) and (z), the term “affiliate” shall mean any corporation or person (within the meaning of ERISA Section 3(9)) which together with the Borrower and any other related entity would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(xiii) No “Prohibited Transactions”. Assuming the accuracy of the representations set forth in Section 7(b)(ii) (and Section 6(ii) of each Assignment and Assumption Agreement, if any), the purchase and holding of the Loan Certificates will not result in a “prohibited transaction,” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could subject the Borrower to any tax or penalty pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(xiv) Investment Company. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(xv) No Material Misstatement or Omission. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Security Trustee, the Administrative Agent or any Loan Participant in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(xvi) Federal Reserve Regulations. No part of the proceeds of any Loan hereunder will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve, including Regulations U and X.

(xvii) Cape Town Matters. (A) The Borrower: is a “transacting user entity” (as such term is defined in the Regulations of the International Registry); is “situated”, for the purposes of the Cape Town Convention, in the United States; and on the Delivery Date will have the power to “dispose” (as such term is used in the Cape Town Convention) of the Airframe and related Engines financed on the Delivery Date; (B) the Airframe and related Engines financed on the Delivery Date are “aircraft objects” (as defined in the Cape Town Convention); (C) the United States is a Contracting State under the Cape Town Convention; and (D) the FAA Bill of Sale for the Airframe and/or the Warranty Bill of Sale for the Airframe and related Engines constitutes a “contract of sale” (as defined in the Cape Town Convention) and the Mortgage and the Mortgage Supplement for the Designated Aircraft conveys an international interest in the Airframe and related Engines.

(xviii) AML Laws; Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) the Borrower, any subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower or any subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Loans, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. The Borrower represents that, except as disclosed to the Administrative Agent and the Loan Participants prior to the date hereof, neither it nor any of its subsidiaries, nor its parent company, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

(b) Representations and Warranties of the Security Trustee and Loan Participants.

(i) The Security Trustee represents and warrants that:

(1) Authorization. It has all power, authority, and legal right to execute, deliver, and carry out the terms of each of the Operative Documents to which the Security Trustee is a party.

(2) Execution. It has duly authorized the execution and delivery of this Agreement and the other Operative Documents to which it is a party.

(3) No Violation. The Security Trustee’s execution and delivery of each Operative Document to which it is a party will not result in any violation of, or be in conflict with, or constitute a default under, any of the provisions of its organizational documents, or of any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, note or bond purchase agreement, license, bank loan, credit agreement, or other agreement to which it is a party or by which it is bound, and will not contravene any existing law, governmental rule or regulation of the State of Utah, any existing law, governmental rule or regulation of the United States of America which governs the Security Trustee’s banking and trust powers, judgment or order applicable to or binding on the Security Trustee.

(4) No Approvals. Neither the Security Trustee’s execution and delivery of the Operative Documents to which it is a party, nor the Security Trustee’s consummation of any of the transactions contemplated thereby, requires the consent or approval of, giving of notice to, or registration with any governmental authority.

(5) The Security Trustee is a transacting user entity.

(ii) Loan Participants’ Representations and Warranties. Each Loan Participant severally represents and warrants that on the date hereof and on the Delivery Date:

(1) it is acquiring its interest in its Loan Certificates either (A) in the ordinary course of its general banking business or (B) for investment and not with a view to any distribution thereof that would require registration under the Securities Act of 1933, as amended, subject, however, to the disposition of its property being at all times within its control;

(2) the Operative Documents to which it is a party delivered on or prior to the date hereof or the Delivery Date, as the case may be, each constitute legal, valid and binding obligations of such Loan Participant enforceable against such Loan Participant in accordance with the terms thereof except as such may be limited by equitable principles or applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and

(3) either (i) no part of the funds to be used by it for the purchase of the Loan Certificates shall constitute “plan assets” as defined in Section 3(42) of ERISA or otherwise, nor shall its interest become “plan assets” during the period it holds the Loan Certificates or (ii) its purchase and holding of the Loan Certificates shall be covered by a prohibited transaction class exemption issued by the U.S. Department of Labor.

Section 8. Indemnities.

(a) General Indemnity.

(i) Subject to the next following paragraph, the Borrower hereby agrees to indemnify each Indemnitee against, and agrees to protect, save and keep harmless each of them from any and all Expenses imposed on, incurred by or asserted against any Indemnitee arising out of or directly resulting from (A) the operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale of the Aircraft, the Airframe or any Engine, or any engine used in connection with the Airframe or any part of any of the foregoing by the Borrower, any lessee or any other Person whatsoever, whether or not such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, nonuse, modification, alteration, or sale is in compliance with the terms of the Mortgage, including, without limitation, claims for death, personal injury or property damage or other loss or harm to any person whatsoever and claims relating to any laws, rules or regulations pertaining to such operation, possession, use, maintenance, overhaul, testing, registration, reregistration, delivery, non-delivery, lease, non-use, modification, alteration, sale or return including environmental control, noise and pollution laws, rules or regulations; (B) the manufacture, design, purchase, acceptance, rejection, delivery, or condition of the Aircraft, the Airframe or any Engine, any engine used in connection with the Airframe, or any part of any of the foregoing including, without limitation, latent and other defects, whether or not discoverable, or trademark or copyright infringement; (C) any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement to be performed, or other obligation of the Borrower under any of the Operative Documents to which it is a party, or the falsity of any representation or warranty of the Borrower in any of the Operative Documents to which it is a party; (D) the offer, sale and delivery by the

Borrower or anyone acting on behalf of the Borrower of any Loan Certificates or successor debt obligations issued in connection with the refunding or refinancing thereof (including, without limitation, any claim arising out of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Federal or state statute, law or regulation, or at common law or otherwise relating to securities (collectively “Securities Liabilities”)) (the indemnity provided in this clause (D) to extend also to any Person who controls an Indemnitee, its successors, assigns, employees, directors, officers, servants and agents within the meaning of Section 15 of the Securities Act of 1933, as amended); and (E) the transactions contemplated by the Operative Documents or any lease under the Mortgage, any Event of Default under the Mortgage or the enforcement against the Borrower of any of the terms thereof (including, without limitation, Article IX of the Mortgage).

(ii) Limitations on Indemnity. The foregoing indemnity shall not extend to any Expense of any Indemnitee to the extent attributable to one or more of the following: (1) acts or omissions involving the willful misconduct or gross negligence of such Indemnitee or any Person acting on behalf of such Indemnitee (other than gross negligence imputed to such Indemnitee solely by reason of its interest in the Aircraft); (2) the failure by such Indemnitee to perform or observe any agreement, covenant or condition in any of the Operative Documents applicable to it, including, without limitation, the creation or existence of a Security Trustee Lien or a Lender Lien (except to the extent such failure was caused directly by the failure of the Borrower to perform any of its obligations under the Operative Documents); (3) any representation or warranty by such Indemnitee in the Operative Documents or in connection therewith being incorrect in any material respect; (4) with respect to any Indemnitee, a disposition (voluntary or involuntary) by such Indemnitee of all or any part of such Indemnitee’s interest in the Airframe, any Engine or in any Operative Document other than during the continuance of an Event of Default; (5) other than amounts necessary to make payments on an after-tax basis pursuant to Section 8(a)(iii), any Tax, or increase in Tax liability under any applicable law whether or not the Borrower is required to indemnify for such Tax pursuant to Schedule III hereto; (6) acts or events occurring after the transfer of possession of the Aircraft pursuant to Article IX of the Mortgage except to the extent that such Claim is attributable to acts occurring in connection with the exercise of remedies pursuant to Section 9.01 of the Mortgage following the occurrence and continuance of an Event of Default; (7) a failure on the part of the Security Trustee or the Administrative Agent to distribute in accordance with this Agreement or the Mortgage any amounts received and distributable by it hereunder or thereunder; and (8) any Expense which is payable or borne by a Person other than the Borrower pursuant to any provision of any Operative Document.

(iii) Taxes. The Borrower further agrees that any payment or indemnity pursuant to this Section 8(a) in respect of any “Expense” shall be in an amount which, after deduction of all Taxes required to be paid by such recipient with respect to such payment or indemnity under the laws of any Federal, state or local government or taxing authority in the United States, or under the laws of any taxing authority or governmental subdivision of a foreign country, or any territory or possession of the United States or any international authority, shall be equal to the excess, if any, of (A) the amount of such Expense over (B) the net reduction in Taxes required to be paid by such recipient resulting from the accrual or payment of such Expense.

(iv) Claims Against Indemnities. If a claim is made against an Indemnitee involving one or more Expenses and such Indemnitee has notice thereof, such Indemnitee shall promptly after receiving such notice give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations to indemnify hereunder except to the extent that the Borrower is prejudiced as a result of the failure to give such notice in a timely fashion, and no payment by the Borrower to an Indemnitee pursuant to this Section 8(a) shall be deemed to constitute a waiver or release of any right or remedy which the Borrower may have against such Indemnitee for any actual damages as a result of the failure by such Indemnitee to give the Borrower such notice. The Borrower shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the respective Indemnitee, so long as the Borrower has acknowledged in writing its responsibility for such Expense hereunder (unless such Expense is covered by clause (ii) of this Section 8(a), except that such acknowledgment does not apply if the decision of a court or arbitrator provides that the Borrower is not liable hereunder), (A) in any judicial or administrative proceeding that involves solely a claim for one or more Expenses, to assume responsibility for and control thereof, (B) in any judicial or administrative proceeding involving a claim for one or more Expenses and other claims related or unrelated to the transactions contemplated by the Operative Documents, to assume responsibility for and control of such claim for Expenses to the extent that the same may be and is severed from such other claims (and such Indemnitee shall use its reasonable efforts to obtain such severance), and (C) in any other case, to be consulted by such Indemnitee with respect to judicial proceedings subject to the control of such Indemnitee and to be allowed, at the Borrower’s sole expense, to participate therein. The Indemnitee may participate at its own expense and with its own counsel in any judicial proceeding controlled by the Borrower pursuant to the preceding provisions. Notwithstanding any of the foregoing, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings if any Event of Default shall have occurred and be continuing, if such proceedings will involve a material risk of the sale, forfeiture or loss of the Aircraft unless the Borrower shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitee with respect to such risk or if such proceedings could entail any risk of criminal liability being imposed on such Indemnitee.

(v) Information for Borrower. The Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 8(a). Such Indemnitee shall not enter into a settlement or other compromise with respect to any Expense without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 8(a).

(vi) Information for Indemnitees. The Borrower shall supply the Indemnitee with such information reasonably requested by the Indemnitee as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this Section 8(a).

(vii) Expenses Covered by Insurance. In the case of any Expense indemnified by the Borrower hereunder which is covered by a policy of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage or otherwise, it shall be a condition of such indemnity with respect to any particular Indemnitee that such Indemnitee shall cooperate with the insurers in the exercise of their rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense. Notwithstanding any of the foregoing to the contrary, with respect to any Expense which is covered under policies of insurance maintained by the Borrower (or any Lessee) pursuant to Article VI of the Mortgage or otherwise, the rights of an Indemnitee to control or participate in any proceedings shall be modified to the extent necessary to comply with the requirements of such policies and the rights of the insurers thereunder.

(viii) Subrogation. To the extent of any payment of any Expense pursuant to this Section 8(a), the Borrower, without any further action, shall be subrogated to any claims the Indemnitee may have relating thereto. The Indemnitee agrees to give such further assurances or agreements and to cooperate with the Borrower to permit the Borrower to pursue such claims, if any, to the extent reasonably requested by the Borrower.

(ix) Reimbursement. In the event that the Borrower shall have paid an amount to an Indemnitee pursuant to this Section 8(a), and such Indemnitee subsequently shall be reimbursed in respect of such indemnified amount from any other Person, such Indemnitee shall promptly pay the Borrower the amount of such reimbursement, including interest received attributable thereto, provided that no Event of Default has occurred and is continuing.

(b) Tax Indemnities. The general tax and withholding tax indemnities are specified in Schedule III hereto, which provisions are incorporated herein by reference.

(c) Interest. The Borrower will pay to each Indemnitee on demand, to the extent permitted by applicable law, interest on any amount of indemnity not paid when due pursuant to this Section 8 until the same shall be paid, at the Past Due Rate.

(d) Illegality.

(i) Change in Law or Illegality Event. Notwithstanding any other provision in this Agreement, if any Change in Law or Illegality Event shall make it unlawful for any Loan Participant to maintain its Commitment or its portion of the Loans in respect of the Designated Aircraft, then the affected Loan Participant shall deliver to the Borrower and the Security Trustee a written certification describing in reasonable detail the events giving rise to such unlawfulness. Upon receipt by Borrower of such notice, to the extent permitted by law, the Borrower and such Loan Participant shall negotiate for a period of 60 days in an effort to mitigate such illegality. During such mitigation period the affected Loan Participant shall not be required to advance any Loans to the Borrower hereunder. If after such mitigation period, such unlawfulness cannot be resolved, then the provisions of clause (ii) below shall apply.

(ii) Impaired Loan Participants. If there shall have occurred and be continuing an event with respect to a Loan Participant of the type described in clause (i) above (an “Impaired Loan Participant”), then such Impaired Loan Participant may and, if so instructed by the Borrower shall:

(x) Assumption of Remaining Commitment. Notify the Borrower and each other Loan Participant that such unlawfulness has occurred and give notice that (A) if no Loan shall then have been made by such Impaired Loan Participant, no Loan shall be made to the Borrower by such Impaired Loan Participant or (B) if a Loan shall then have been made by such Impaired Loan Participant and remain outstanding, no further Loans shall be made to the Borrower by such Impaired Loan Participant, and request each other Loan Participant to take up the relevant portion of such Impaired Loan Participant’s unfunded Commitments, if any, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Commitment by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, the Administrative Agent and the Borrower within five Business Days, and if such other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Commitments, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant, which in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Commitments of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, the Administrative Agent and the Borrower within five Business Days; and

(y) Assumption by Remaining Loan Participants. Notify the Borrower and each other Loan Participant that such unlawfulness has occurred and, to the extent that applicable laws do not require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, request each other Loan Participant to assume the relevant portion of such Impaired Loan Participant’s Loans, in which case each such other Loan Participant may (but shall not be obligated to) in its sole discretion assume its pro rata share of such Impaired Loan Participant’s Loans by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee and the Borrower within five Business Days and otherwise complying with the procedure set out in Section 13(c) hereof, and if any other Loan Participant does not so elect in writing to assume its pro rata share of the Impaired Loan Participant’s Loans, such Impaired Loan Participant shall send a further notice to each remaining Loan Participant and the Borrower, and each remaining Loan Participant in turn may (but shall not be obligated to) in its sole discretion assume the remaining available Loans of such Impaired Loan Participant on a pro rata basis by providing written notice of such assumption to such Impaired Loan Participant, the Security Trustee, the Administrative Agent and the Borrower within five Business Days and otherwise complying with the procedure set out in Section 13(c) hereof; and

(z) Payment of Break Amount. To the extent that any of such Impaired Loan Participant’s Loans are not assumed by one or more of the other Loan Participants or a third party contemplated in clause (x) or (y) above, or that applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans, require the Borrower to repay the Loans advanced by such Impaired Loan Participant in full together with accrued interest and Break Amount, and all other amounts accrued and owing to such Impaired Loan Participant under the Operative Documents but without any Prepayment Fee, premium or penalty, whereupon the Borrower shall on the date specified in such notice (which shall be the earlier of the date on which applicable laws require the immediate repayment of all or a portion of such Impaired Loan Participant’s Loans and the Interest Payment Date first occurring not earlier than ten Business Days from the date of such notice), repay in full all such amounts.

(iii) Presumption. For the avoidance of doubt, the failure by any Loan Participant to provide written notice of assumption of an Impaired Loan Participant’s Commitments or Loans within the relevant time frame contemplated by clause (x) or (y) above, as applicable, shall be conclusive evidence that such Loan Participant has elected not to assume any such additional Commitments or Loans. To the extent that any of such Impaired Loan Participant’s Commitments or Loans are not assumed by one or more of the other Loan Participants as contemplated in clause (x) or (y) above, as applicable, the unassumed portion will be cancelled and the Commitments will be reduced accordingly. Nothing in this Section (d) shall affect the obligation of any Loan Participant other than an Impaired Loan Participant to make or maintain its Loan in accordance with the terms of this Agreement.

(iv) KYC. Notwithstanding anything in this Section 8(d)(ii), no Impaired Loan Participant shall be obligated to transfer its Loans or Commitment to any other Person unless such Impaired Loan Participant has satisfied its “know your customer” requirements in respect of such other Person.

Section 9. Covenants of the Borrower.

(a) Borrower Merger. For so long as the Lien constituted by the Mortgage remains in force, the Borrower shall not enter into any merger or consolidation, or sell, transfer, lease or convey all or substantially all of its assets, unless:

(i) No Default. No Event of Default has occurred and is continuing or would result therefrom;

(ii) U.S. Air Carrier. The Borrower is the surviving corporation or, if otherwise, such other Person or continuing corporation (herein called “Successor Corporation”) is a corporation or limited liability company incorporated under the laws of a state of the United States, and shall be a U.S. Air Carrier;

(iii) Requirements of Successor Corporation. In the case of Successor Corporation, the Successor Corporation shall (A) execute, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of the Security Trustee necessary or advisable to evidence the assumption by the Successor Corporation of liability for all of the obligations of the Borrower under the Mortgage and the other Operative Documents, (B) make such registrations, recordings and filings, and take such other action with respect to the Operative Documents, as shall be necessary or advisable in the reasonable opinion of the Loan Participants to protect their security interest in the Aircraft, and (C) cause to be delivered to the Security Trustee, the Administrative Agent and the Loan Participants such legal opinions (which may be from in-house counsel) as any of them may reasonably request in connection with the matters specified in the preceding clauses (A) and (B), provided that if by operation of law (x) assumption by the Successor Corporation of liability for all of the obligations of the Borrower under the Mortgage and the other Operative Documents and (y) protection of the Loan Participants’ security interest in the Aircraft, occurs automatically, to the extent applicable, the agreements, registrations, recordations, filings and legal opinions described in this Section 9(a)(iii) shall not be required; and

(iv) Tangible Net Worth of Successor Corporation. Prior to such transaction, the Loan Participants shall obtain evidence to the effect that the Tangible Net Worth of the Borrower or Successor Corporation after giving effect to such transaction is no less than the Tangible Net Worth of the Borrower immediately prior to such transaction.

As used herein,

“Tangible Net Worth” means, as at any date for any Person, the sum for such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with generally accepted accounting principles), of the following:

(a) the amount of capital stock, plus

(b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus

(c) the sum of the following: cost of treasury shares and the book value of all assets which should be classified as intangibles, including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, and unamortized debt discount and expense.

Upon any consolidation or merger in accordance with this Section 9(a), the Successor Corporation shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Corporation had been named as the Borrower herein.

(b) U.S. Air Carrier. The Borrower covenants and agrees that at all times until the Lien of the Mortgage shall be discharged, released or terminated pursuant to Section 14.01 of the Mortgage, it will be an “air carrier” within the meaning of Section 40102(a) of the Federal Aviation Act operating under certificates issued pursuant to such Act and shall otherwise meet the standards of the definition of U.S. Air Carrier.

(c) Further Assurances. The Borrower covenants and agrees with each party hereto as follows:

(i) Further Acts. The Borrower will cause to be done, executed, acknowledged and delivered all and every such further acts, conveyances and assurances as any Holder shall reasonably require for accomplishing the purposes of this Agreement and the other Operative Documents; provided that any instrument or other document so executed by the Borrower will not expand any obligations or limit any rights of the Borrower in respect of the transactions contemplated by any Operative Documents. The Borrower shall cause the Aircraft to remain duly registered, in the name of the Borrower, except as otherwise permitted under Section 3.01(b) of the Mortgage, under the Federal Aviation Act.

(ii) Maintenance of Security Interests. The Borrower, at its expense, will cause (A) the Mortgage, all Mortgage Supplements and all amendments to the Mortgage to be promptly filed and recorded, or filed for recording, to the extent permitted under the Federal Aviation Act, or required under any other applicable law, (B) subject only to the consent of the Security Trustee (or the Manufacturer, in the case of the FAA Bill of Sale and the Warranty Bill of Sale), the registration with the International Registry of the contract of sale and the international interests with respect to the FAA Bill of Sale and/or Warranty Bill of Sale, the Mortgage and Mortgage Supplement and (C) the Lien of the Mortgage to at all times be and remain a first priority and perfected Lien on the Mortgage Estate. The Borrower agrees to furnish the Security Trustee, the Administrative Agent and the Loan Participants with copies of the foregoing documents with recording and registration data as promptly as practicable following the issuance of same by the FAA and the International Registry.

(iii) Costs and Expenses. The Borrower shall pay all reasonable costs and expenses (including costs and disbursements of counsel) incurred by the Security Trustee, the Administrative Agent and the Holders after the date hereof in connection with (x) any supplements or amendments of the Operative Documents (including, without limitation, any related recording and registration costs) (other than any supplement or amendment associated with the syndication of the Loan Certificates or the sale of participation interests therein), (y) any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or (z) the enforcement of this Section 9.

(d) Sanctions, Etc.

(i) Compliance with Anti-Corruption Laws and Sanctions. The Borrower will ensure compliance by it with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions and the Borrower will maintain in effect and enforce policies and procedures designated to ensure compliance by its Subsidiaries and its officers, directors, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

(ii) Use of Proceeds. The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

(e) Financial Information. The Borrower shall provide to the Agents and the Security Trustee (i) (x) within 60 days after the end of each of the first three quarterly periods in each fiscal year of the Borrower, either (1) a consolidated balance sheet of the Borrower and its consolidated subsidiaries prepared by it as of the close of such period, together with the related consolidated statements of income for such period, certified by the Borrower’s chief executive officer or chief financial officer as having been prepared on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by the accountants referred to in clause (y)(1) below in accordance with GAAP), subject to normal year-end audit adjustments and the absence of footnotes or (2) a report of the Borrower on Form 10-Q in respect of such period in the form filed with the Securities and Exchange Commission; and (y) within 120 days after the close of each fiscal year of the Borrower, either (1) a consolidated balance sheet of the Borrower and its consolidated subsidiaries as of the close of such fiscal year, together with the related consolidated statements of income for such fiscal year, as certified by independent public accountants of recognized national standing selected by the Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except for inconsistencies required by changes to GAAP and changes approved by such accountants in accordance with GAAP), or (2) a report of the Borrower on Form 10-K in respect of such year in the form filed with the Securities and Exchange Commission; and (ii) such other non-confidential information readily available to the Borrower as the Agents or the Security Trustee shall reasonably request. The items required to be furnished pursuant to clause (i) above shall be deemed to have been furnished on the date on which such item is posted on the Securities and Exchange Commission’s website at www.sec.gov, and such posting shall be deemed to satisfy the requirements of clause (e).

Section 10. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, or by facsimile, or by prepaid courier service, and shall be effective upon receipt.

Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) as follows: (a) if to the Borrower or the Security Trustee, to the respective addresses set forth in Section 14.06 of the Mortgage; (b) if to a Loan Participant, to the address set forth on Schedule I hereto; or (c) if to any subsequent Holder, addressed to such Holder at its address set forth in the Certificate Register maintained pursuant to the Mortgage.

Section 11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the law of the State of New York, including all matters of construction, validity and performance.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Operative Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Operative Document against another party or its properties in the courts of any jurisdiction.

(c) Forum. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement or any other Operative Document will affect the right of any party to this Agreement or any other Operative Document to serve process in any other manner permitted by law.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12. Invoices and Payment of Expenses. The Security Trustee, the Administrative Agent and the Loan Participants shall promptly submit to the Borrower for its prompt approval copies of invoices of the Transaction Expenses (as defined below) as they are received. The Borrower agrees to pay Transaction Expenses promptly upon receipt of invoices of such Transaction Expenses. For the purposes hereof, “Transaction Expenses” means (i) with respect to the preparation, negotiation, execution and delivery of this Agreement and the closing or anticipated closing of the Designated Aircraft on the Delivery Date, the reasonable fees, and out-of-pocket expenses and disbursements of FAA Counsel and of Vedder Price P.C., special counsel to the Loan Participants, (ii) all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements, or registration of any international interest with the International Registry, (iii) all other fees, taxes and charges payable in connection with the execution, maintenance and enforcement of the Loan Participants’ security interests, (iv) the Underwriters’ and each other Loan Participant’s reasonable out-of-pocket travel expenses relating to the negotiation and closing of this transaction, and (v) the Security Trustee’s fee as separately agreed; provided the Transaction Expenses of a Loan Participant which fails (a) to negotiate this Agreement and each other Operative Document in good faith, (b) to fund any Loan notwithstanding the satisfaction of the applicable conditions precedent or (c) to obtain the internal credit approvals necessary to consummate the transactions contemplated herein, shall not be subject to reimbursement.

Section 13. Successors and Assigns.

(a) Benefits. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and permitted assigns including each successive holder of any Loan Certificate(s) issued and delivered pursuant to this Agreement or the Mortgage whether or not an express assignment to any such holder of rights under the Agreement has been made.

(b) Assignments by Borrower. The Borrower may not assign any of its rights or obligations under this Agreement or the other Operative Documents except to the extent expressly provided thereby.

(c) Assignments by Loan Participants. Each Loan Participant may assign its Commitments and/or Loan Certificates (A) without the consent of the Borrower, to any Permitted Transferee and (B) with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) to any other Person; provided that, in the case of any assignment by a Tranche A Loan Participant of all or any portion of its Tranche A Commitment or by a Tranche B Loan Participant of all or any portion of its Tranche B Commitment, such Loan Participant shall have received the prior written consent of the Borrower, which consent shall not be unreasonably withheld. Any such assignment shall be subject to the following terms:

(i) it shall be effected pursuant to an agreement substantially in the form of the Assignment and Assumption Agreement;

(ii) it shall be in a minimum principal amount of $5,000,000 (in the case of Tranche A Loans); and $2,000,000 (in the case of Tranche B Loans); and

(iii) there shall be no more than four Tranche A Loan Participants in the aggregate for the Tranche A Loans after giving effect to such assignment.

Notwithstanding anything to the contrary set forth herein, no assignment or other transfer hereunder shall (1) require the Borrower as a result thereof to pay any greater amount hereunder than the assignor or transferor Loan Participant was entitled to hereunder or (2) otherwise increase the obligations of the Borrower under any Operative Document by reference to the laws in effect at the time of the assignment or transfer. Subject to Section 2(a), effective upon the assignment of any Commitment, the assigning Loan Participant shall be relieved of its obligations in respect of such Commitment to the extent the assignee thereof shall have become obligated in respect thereof. The Borrower shall not be liable for any costs, fees or expenses in connection with any assignment or transfer of Commitments or Loan Certificates except that, if an Event of Default shall have occurred and be continuing, the Borrower shall be liable for any associated legal expenses reasonably incurred.

Section 14. The Agents; the Security Trustee.

(a) Appointment, Powers and Immunities. Each Tranche A Loan Participant hereby irrevocably appoints and authorizes Bank of Utah to act as Administrative Agent hereunder and under the other Operative Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Operative Documents, together with such other powers as are reasonably incidental thereto, and Bank of Utah accepts such appointment. Each Tranche B Loan Participant hereby irrevocably appoints and authorizes Bank of Utah to act as Administrative Agent hereunder and under the other Operative Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Operative Documents, together with such other powers as are reasonably incidental thereto, and Bank of Utah Limited accepts such appointment. The Administrative Agent (which term as used in this sentence and in Section 14(e) and the first sentence of Section 14(f) hereof shall include reference to the Administrative Agent and its affiliates and the Administrative Agent’s and its affiliates’ officers, directors, employees and agents): (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Operative Documents, and shall not by reason of this Agreement or any other Operative Document be a trustee for any Loan Participant; (ii) shall not be responsible to the Loan Participants for any recitals, statements, representations or warranties contained in this Agreement or in any other Operative Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Loan Certificate or any other Operative Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Operative Document; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Operative Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys in fact selected by it in good faith.

(b) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Operative Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Controlling Creditor or all of the Loan Participants as is required in such circumstance, and such instructions of such Loan Participants and any action taken or failure to act pursuant thereto shall be binding on all of the Loan Participants.

(c) Non-Receipt of Funds by the Administrative Agent. Unless an Administrative Agent shall have been notified by a Loan Participant or the Borrower (the “Payor”) prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Loan Participant) the proceeds of a Loan to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Loan Participants hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, from the Payor, together with interest as aforesaid.

(d) Defaults. The Administrative Agent shall be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on Loan Certificates) unless the Administrative Agent has received notice from a Loan Participant or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Loan Participants (and shall give the Loan Participant prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 13.01 of the Mortgage) take such action with respect to any Event of Default as shall be directed by the Controlling Creditor, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interest of the Loan Participants except to the extent that the Mortgage expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Controlling Creditor or all of the Loan Participant.

(e) Indemnification. The Tranche A Loan Participants agree to indemnify the Administrative Agent ratably in accordance with their respective Tranche A Loan Certificates (or, prior to the issuance of the Tranche A Loan Certificates, their respective Tranche A Commitments), and the Tranche B Loan Participant agree to indemnify the Administrative Agent ratably in accordance with their respective Tranche B Loan Certificates (or, prior to the issuance of the Tranche B Loan Certificates, their respective Tranche B Commitments), in each case for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Loan Participant) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Operative Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Loan Participant shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

(f) Non Reliance on Agents and Other Loan Participants. Each Loan Participant agrees that it has, independently and without reliance on the Administrative Agent or any other Loan Participant, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its own decision to enter into this Agreement and the other Operative Documents to which it is or is to be a party and that it will, independently and without reliance upon the Administrative Agent or any other Loan Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Operative Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Loan Participants by the Administrative Agent hereunder, the Administrative Agent shall have any duty or responsibility to provide any Loan Participant with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of its affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

(g) Failure to Act. Except for action expressly required of an Administrative Agent hereunder and under the other Operative Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Loan Participant of their indemnification obligations under Section 14(e) hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

(h) Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Loan Participant and the Borrower. Upon any such resignation of the Administrative Agent, the Majority Tranche A Holders shall have the right to appoint a successor Administrative Agent which shall be, so long as no Event of Default is continuing, reasonably acceptable to the Borrower, upon any such resignation of the Administrative Agent, the Majority Tranche B Holders shall have the right to appoint a successor Administrative Agent which shall be, so long as no Event of Default is continuing, reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Tranche A Holders or the Majority Tranche B Holders, as the case may be, and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Loan Participants, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. The Borrower consents to any change in the identity of the Administrative Agent on the International Registry as a result of the appointment of a successor Administrative Agent pursuant to this Section 14(h), and if required by the International Registry to reflect such change, will provide its further consent thereto.

(i) Consents under Operative Documents. Subject to Section 13.01 of the Mortgage, no Administrative Agent may, without the prior consent of the Controlling Creditor, consent to any modification, supplement, waiver, amendment or take any other action under any of the Operative Documents, or otherwise grant its consent, approval or waiver of any matter hereunder or under the Mortgage, provided that, without the prior consent of each Loan Participant, the Administrative Agent shall not (except as provided herein or in the Operative Documents) release any collateral or otherwise terminate any Lien under any Operative Document providing for collateral security, or agree to additional obligations being secured by such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Operative Document), except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property which is the subject of a disposition of property permitted hereunder or under any other Operative Document or to which the Controlling Creditor have consented.

(j) The Security Trustee. Each Loan Participant hereby acknowledges its irrevocable appointment and authorization of Bank of Utah to act as its security trustee under the Mortgage and under the other Operative Documents with such powers as are specifically delegated to the Security Trustee by the terms of the Mortgage and of the other Operative Documents, together with such other powers as are reasonably incidental thereto. The provisions of Article XI of the Mortgage are hereby incorporated herein by reference, with the same force and effect as though set forth herein in their entirety.

Section 15. Miscellaneous.

(a) Section 1110 Compliance. Notwithstanding any provision herein or elsewhere contained to the contrary, it is understood and agreed among the parties hereto that the transactions contemplated by this Agreement, and the other Operative Documents are expressly intended to be, shall be and should be construed so as to be, entitled to the full benefits of 11 U.S.C. Section 1110, as amended from time to time, and any successor provision thereto.

(b) Survival of Agreements. The representations, warranties, indemnities and agreements of the Borrower, the Security Trustee and each Loan Participant provided for in this Agreement and each party’s obligations under any and all thereof, shall survive the expiration or other termination of this Agreement or any other Operative Document, except as expressly provided herein or therein.

(c) Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the party or parties thereto.

(d) No Liability of Loan Participants. No Loan Participant shall have any obligation or duty to the Borrower, or to other Persons with respect to the transactions contemplated hereby except those obligations or duties of such Loan Participant expressly set forth in this Agreement and the other Operative Documents and no Loan Participant shall be liable for performance by any other party hereto of such other party’s obligations or duties hereunder. Without limitation of the generality of the foregoing, under no circumstances whatsoever shall any Loan Participant be liable to the Borrower for any action or inaction on the part of the Security Trustee in connection with the transactions contemplated herein, whether or not such action or inaction is caused by willful misconduct or gross negligence of the Security Trustee.

(e) Approvals by Loan Participants. Any reference herein to an approval, consent or waiver to be given by the Loan Participants shall be deemed hereunder to be an approval, consent or waiver, as the case may be, if the Controlling Creditor approves, consents or waives, as the case may be.

(f) Non-Disclosure of Purchase Agreement. The Loan Participants agree that they shall not disclose to any person (other than its legal counsel) the terms of the Purchase Agreement or the Airframe Warranties Agreement, except (i) as required by applicable law or governmental regulations, (ii) to their respective auditors, counsel or bank examiners, (iii) in connection with any legal proceedings arising from the Airframe Warranties Agreement or the

Purchase Agreement, or (iv) with the prior written consent of the Manufacturer, such consent not to be unreasonably withheld or delayed. This paragraph is for the benefit of the Manufacturer who is a third party beneficiary of this Section 15(f).

(g) Confidentiality. Each of the Loan Participants and the Security Trustee covenants and agrees to keep confidential, and not to disclose to any third parties, all non-public information received by it from the Borrower pursuant to the Operative Documents, including any insurance report received pursuant to Article VI of the Mortgage, provided that such information may be made available:

(1) to prospective and permitted transferees of a Loan Participant’s Loan Certificates or the Security Trustee’s respective interest in the Aircraft, who agree to hold such information confidential,

(2) to any Holder’s counsel or independent certified public accountants, independent insurance advisors or other agents who agree to hold such information confidential,

(3) to any of its affiliates and its affiliates’ officers, directors, employees and agents who agree to hold such information confidential,

(4) as may be required by applicable law or by any statute, court or administrative order or decree or governmental ruling or regulation (or, in the case of any Holder, to any bank examiner or other regulatory personnel) or

(5) as may be necessary for purposes of enforcement of any Operative Document.

Notwithstanding the foregoing, the legal obligations of confidentiality hereunder do not extend to the U.S. federal or state tax structure or the U.S. federal or state tax treatment of this transaction. If any U.S. federal or state tax analyses or materials are provided to any party, such party is free to disclose any such analyses or materials without limitation.

(h) Quiet Enjoyment. The Security Trustee, the Administrative Agent, each Loan Participant and each Holder agrees that neither it nor any Person claiming by, through or under it shall take any action in violation of the Borrower’s or any Permitted Lessee’s rights, including the right to quiet enjoyment, possession and use of the Aircraft so long as no Event of Default shall have occurred and be continuing under the Mortgage.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Facility Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

VIRGIN AMERICA INC., as Borrower

By:	/s/ Peter D. Hunt
Name: Peter D. Hunt Title: SVP & Chief Financial Officer

BANK OF UTAH, as Security Trustee and Administrative Agent

By:	/s/ Brett R. King
Name: Brett R. King Title: Vice President

BANK OF AMERICA, N.A., a bank organized and existing under the law of the United States of America, as Tranche A Loan Participant and Tranche B Loan Participant

By:	/s/ Rhonda Maggiacomo
Name: Rhonda Maggiacomo Title: Sr. Vice President

EXECUTION VERSION

APPENDIX A

[VIRGIN/BALCAP 7063]

DEFINITIONS AND RULES OF USAGE

(a) Unless a contrary indication appears, a reference in this Agreement to:

(i) the “agreed form” of any Operative Document means the form of such Operative Document which on the date hereof has been agreed by the Borrower and the Security Trustee (acting on the instructions of the Loan Participants);

(ii) any “applicable law” means (a) applicable laws, statutes, decrees, decree laws, acts, codes, regulations, legislation, treaties, conventions and similar instruments and, in respect of any of the foregoing, unless the context otherwise requires, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments, in each case, unless the context otherwise requires, as amended, modified, varied or supplemented from time to time, (b) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time and (c) applicable orders, guidelines, notices, guidance, rules and regulations of any state or government or any government entity, in each case having the force of law;

(iii) any person includes its and any subsequent successors in title, permitted assigns and permitted transferees;

(iv) “assets” includes present and future properties, revenues and rights of every description;

(v) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi) an “Operative Document” or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, supplemented or novated in accordance with the terms thereof and of this Agreement or any other Operative Document, together with all exhibits, schedules and other attachments thereto;

(vii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(viii) a reference to a “Schedule” is a reference to such Schedule as it may be amended from time to time in accordance herewith;

(ix) unless the context shall otherwise require, a provision of law is a reference to that provision as amended or reenacted; and

(x) a time of day is, unless stated otherwise, a reference to New York time.

APPENDIX A

(b) Section and Schedule headings are for ease of reference only.

(c) Unless a contrary indication appears, a term used in any other Operative Document or in any notice given under or in connection with any Operative Document has the same meaning in that Operative Document or notice as in this Agreement.

DEFINED TERMS

“Additional Insured(s)” means the Security Trustee and the Holders.

“Administrative Agent” means Bank of Utah.

“Affected Person” means (i) the Borrower, (ii) any subsidiary of the Borrower, (iii) any Affiliate of the Borrower (other than any Person that is an Affiliate of the Borrower solely by reason of its ownership of shares of the Borrower), or (iv) any officer, director, trustee or agent of the Borrower or such subsidiary or such Affiliate that will act in any capacity with respect to this Agreement.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person. The term “control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Administrative Agent.

“Aircraft” means the Airframe together with the two Engines referenced in a Mortgage Supplement, including buyer furnished equipment, whether or not such Engines are installed on the Airframe or any other airframe, and, where the context permits, all logs, manuals and data and inspection, modification and overhaul records required to be maintained with respect to the foregoing property.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Participant, the Borrower or any subsidiary or Affiliate of the Borrower from time to time concerning or relating to anti-money laundering.

“Airframe” means: (i) the Airbus A320-200 aircraft (excluding Engines or engines from time-to-time installed thereon) specified by United States Registration Number and Manufacturer’s Serial Number in the Mortgage Supplement; (ii) any and all related Parts; and (iii) any Replacement Airframe which may from time to time be substituted for the Airframe then subject to the Mortgage pursuant to Section 5.01(b) of the Mortgage.

“Airframe Warranties Agreement” means each agreement dated the Delivery Date, between, inter alios, the Manufacturer, the Borrower and the Security Trustee in respect of the airframe warranties associated with the Designated Aircraft.

APPENDIX A

“Anti-Corruption Law” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any subsidiary or Affiliate of the Borrower from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Rate” means, for any Interest Period (A) with respect to any Tranche A Loan, a rate per annum equal to (i) in the case of a Floating Rate Loan, the relevant Floating Rate for such Interest Period and (ii) in the case of a Fixed Rate Loan, the relevant Fixed Rate and (B) with respect to any Tranche B Loan, the Tranche B Loan Interest Rate.

“Assigned Warranties” means the warranties referenced in the Airframe Warranties Agreement and the Engine Consent.

“Assignment and Assumption Agreement” means an agreement substantially in the form of Exhibit B to the Facility Agreement.

“Bank of America” means Bank of America, N.A., a bank organized and existing under the laws of the United States of America.

“Basel II” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in, or methods of calculating capital adequacy pursuant to, “Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework – Comprehensive Version” published by the Basel Committee on Banking Supervision in June 2006, as amended, supplemented or restated (other than by Basel III), or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation.

“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in, or methods of calculating capital adequacy pursuant to, “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation.

“Bills of Sale” means the FAA Bill of Sale and the Warranty Bill of Sale in favor of Borrower in respect of the Aircraft.

“Break Amount” means, as of any date of determination and for the Loan Certificates, the amount, if any, equal to the sum of (i) LIBOR Break Amount and (ii) Swap Breakage Loss.

APPENDIX A

“Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York, New York and, if such day relates to (i) the giving of notices or quotes in connection with the LIBOR, the city and state in which the Payment Office is located, New York, New York and London, England or (ii) the borrowing of any Loan or payment or prepayment of principal of or interest on the Loan Certificates, the city and state in which the Payment Office is located, New York, New York and London, England.

“Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment which were signed in Cape Town, South Africa on November 16, 2001.

“Certificate Register” has the meaning specified in Section 2.06 of the Mortgage.

“Change in Law” means the occurrence, after the date of the Facility Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, pursuant to Basel II shall not be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Civil Reserve Air Fleet Program” or “CRAF” means the Civil Reserve Air Fleet Program administered by the United States Government or any substantially similar program.

“Class” means, with respect to any Loan Certificate, a designation of whether such Loan Certificate is a Tranche A Loan Certificate or Tranche B Loan Certificate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means, separately and collectively, the collateral described in the Granting Clause of the Mortgage as constituting the Mortgage Estate.

“Commitment” has the meaning specified in Section 2(a) of the Facility Agreement.

“Commitment Termination Date” has the meaning specified in Section 1 of the Facility Agreement.

APPENDIX A

“Controlling Creditor” has the meaning specified in the Intercreditor Agreement.

“Default” means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Article VIII of the Mortgage.

“Delivery Date” means the date of the initial Mortgage Supplement, which date shall be the date the Loan Participants advance the Loans to or for account of the Borrower.

“Designated Aircraft” has the meaning set forth in Section 1 of the Facility Agreement.

“Dollars”, “Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date the Facility Agreement becomes effective as provided in Section 4(a) of the Facility Agreement.

“Engine” means (i) each of the two CFM International Inc. model CFM56-5B4 engines listed by Manufacturer’s Serial Numbers in the initial Mortgage Supplement, whether or not from time to time installed on the Airframe or any other airframe; (ii) any Replacement Engine which may from time to time be substituted for any Engine pursuant to the terms of the Mortgage; and (iii) in each case, any and all related Parts.

“Engine Agreement” means the General Terms Agreement CFM-04-0012B, dated June 14, 2004 between the Borrower and Engine Manufacturer.

“Engine Consent and Agreement” means the Engine Consent and Agreement [Virgin/BALCAP 7063] dated as of the Delivery Date of the Engine Manufacturer in respect of the Aircraft.

“Engine Manufacturer” means CFM International Inc.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning specified in Article VIII of the Mortgage.

“Event of Loss” means, with respect to the Aircraft or the Airframe or any Engine, any of the following events with respect to such property:

(a) the loss of such property or of the use thereof due to destruction, damage beyond economic repair or rendition of such property permanently unfit for normal use for any reason whatsoever;

(b) the theft or disappearance of such property that shall have resulted in the loss of possession of such property by the Borrower (or any lessee) for a period in excess of 30 days, unless the location of such property is known and the Borrower (or such lessee) is diligently pursuing recovery of such property (but in no event for a period in excess of 90 days);

APPENDIX A

(c) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss or a constructive total loss;

(d) the requisition for use or hire of such property by any government (other than the government of the country of registry of the Aircraft) that shall have resulted in the loss of possession of such property by the Borrower (or any Permitted Lessee) for a period in excess of nine consecutive months;

(e) requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of the Aircraft or the Airframe or any Engine associated with the Aircraft by any government, whether de facto or de jure, but shall exclude requisition for use or hire not involving requisition of title;

(f) as a result of any law, rule or regulation, order or other action by the FAA or other government of the country of registry, the use of the Aircraft or Airframe in the normal business of air transportation shall have been prohibited by virtue of a condition affecting all aircraft of the same type for a period of 12 consecutive months, unless the Borrower (or Permitted Lessee), prior to the expiration of such 12 month period, shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of the Aircraft or Airframe or, in any event, if such use shall have been prohibited for a period of 18 consecutive months; and

(g) with respect to an Engine only, any divestiture of title to or interest in such Engine or any event with respect to such Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 3.03(a) or 5.02 of the Mortgage.

An Event of Loss with respect to the Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe related to the Aircraft.

“Excluded Taxes” has the meaning specified in Schedule III to the Facility Agreement.

“Expense” or “Expenses” means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, out of pocket costs, expenses and disbursements (including reasonable legal fees and expenses) of whatever kind and nature but excluding internal costs and expenses such as salaries, any amounts that would be included in Break Amount, and overhead of whatsoever kind and nature.

“FAA Bill of Sale” means a bill of sale on AC Form 8050-2 or such other form as may be approved by the FAA in favor of the Borrower from the Manufacturer in respect of the Aircraft.

“FAA Counsel” means McAfee & Taft A Professional Corporation.

“Facility Agreement” means that certain Facility Agreement [Virgin/BALCAP 7063], dated as of October 28, 2015, among the Borrower, the Loan Participants, the Administrative Agent and the Security Trustee as such Facility Agreement may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

“FATCA” has the meaning specified in Schedule III to the Facility Agreement.

APPENDIX A

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd 1, et seq.

“Federal Aviation Act” means subtitle VII of Title 49 of the United States Code, or any successor provision.

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any successor agency or agencies thereto.

“FedWire” means the funds transfer system used to transfer reserve balances for immediately available credit among the member banks of the United States Federal Reserve System.

“Fee Letter” means the letter agreement between the Borrower and Bank of America, pursuant to which the Borrower has agreed to pay certain fees.

“Finance Parties” means, together, the Loan Participants, the Administrative Agent and the Security Trustee (each, a “Finance Party”).

“Fixed Rate” means, if the Tranche A Loan Certificates are to bear interest at a fixed rate, the fixed rate for such Loan Certificates determined in accordance with Section 3(b)(ii) of the Facility Agreement (calculated on the basis of a year of 360 days consisting of 12 30-day months). The Fixed Rate for any Tranche A Loan Certificate shall be the rate specified on Schedule I to the Mortgage Supplement.

“Fixed Rate Loan” means a Tranche A Loan evidenced by Loan Certificates which bear interest at a Fixed Rate.

“Fixed Rate Margin” has the meaning specified in Section 1 of the Facility Agreement.

“Floating Rate” means, for any Interest Period and Floating Rate Loan, the sum of (1) LIBOR for such Interest Period, plus (2) the Tranche A Applicable Margin (calculated on a basis of actual number of days elapsed in a year of 360 days).

“Floating Rate Loan” means a Tranche A Loan evidenced by Loan Certificates which bear interest at a Floating Rate. Each Tranche A Loan shall be a Floating Rate Loan unless the Borrower shall have made an election to have such Tranche A Loan bear interest at a Fixed Rate in accordance with Section 3(b)(ii) of the Facility Agreement.

“Foreign Air Carrier” means any air carrier which is not a U.S. Air Carrier and which performs maintenance, preventative maintenance and inspections for the Aircraft, the Airframe and/or any Engine or engine to standards which are approved by, or which are substantially equivalent to those required by, the Federal Aviation Administration, the Civil Aviation Authority of the United Kingdom, the Direction Generale de l’Aviation Civile of the French Republic, the Luftfahrt Bundesamt of the Federal Republic of Germany, the Nederlandse Luchtvaart Authoriteit of the Kingdom of the Netherlands, the Ministry of Transportation of Japan or the Federal Ministry of Transport of Canada (and any agency or instrumentality of the applicable government succeeding to the functions of any of the foregoing entities).

APPENDIX A

“Funding Date” has the meaning specified in Section 2(b)(i) of the Facility Agreement.

“GAAP” means generally accepted accounting principles then in effect in the United States, consistently applied.

“Governmental Body” means (a) any federal, state or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

“Hedging Transaction” means, (A) for any Holder of a Tranche B Loan and (B) for any Holder of a Fixed Rate Loan and in respect of the Loan Certificates for such Tranche A Loan, an interest rate swap transaction entered into by such Holder (on an actual or notional basis) with a Swap Counterparty in connection with such Loan on customary terms consistent with market practice (documented (or deemed documented)) by the Swap Form and a hedge confirmation incorporating the terms of this definition) where such Holder will (i) pay to such Swap Counterparty under such swap transaction on each Interest Payment Date following the Swap Effective Date, an amount equal to the interest scheduled to be paid to such Holder on such Loan Certificates calculated at a rate equal to the Tranche B Loan Interest Rate or the Fixed Rate for such Loan, as the case may be (calculated on the basis of a year of 360 days consisting of 12 30-day months) and (ii) receive from such Swap Counterparty on each such Interest Payment Date an amount equal to the amount of interest that would have accrued on such Loan Certificates during the Interest Period ending on such Interest Payment Date at the sum of (A) LIBOR (taking into account any stub periods on the first and/or last Interest Periods (for which stub periods the applicable floating rate for such period will be calculated using standard interpolation methodologies) for such Interest Period plus (B) the Tranche B Applicable Margin or the Tranche A Applicable Margin, as the case may be plus (C) in the case of the Tranche A Loan, the Fixed Rate Margin (calculated on the basis of a year of 360 days and actual number of days elapsed) and incorporating the methodologies described in the definition of “Swap Break Amount” associated with any termination of such swap transaction in whole or in part in association with any acceleration or prepayment of such Fixed Rate Loan.

“Holder” means, at any time, any holder of any Tranche A Loan Certificate or any Tranche B Loan Certificate.

“Illegality Event” means the occurrence of any of the following events or circumstances:

(a) it becomes unlawful or contrary to any applicable law for any party to any of the Operative Documents to perform any of its material obligations under the Operative Documents and/or to continue as a party to any of the Operative Documents; or

(b) all or any material part of any Operative Document becomes void, illegal, invalid, unenforceable or of limited force and effect.

“Impaired Loan Participant” has the meaning specified in Section 8(d) of the Facility Agreement.

APPENDIX A

“Inchoate Liens” means inchoate Liens of the type described in Section 7.01(ii) of the Mortgage for taxes not yet due and 7.01(iii) (other than, in the case of said clause (iii), contested Liens); for the avoidance of doubt, “Inchoate Liens” shall not include any such Lien registered with the International Registry.

“Increased Cost Notice” has the meaning specified in Section 2.11 of the Mortgage.

“Increased Costs” has the meaning specified in Section 2.11 of the Mortgage.

“Indemnitee” or “Indemnitees” means the Security Trustee, the Holders and each of their respective successors, permitted assigns, and directors, officers, and employees.

“Intercreditor Agreement” means the Intercreditor Agreement [Virgin/BALCAP 7063], dated as of October 28, 2015, among the Borrower, the Tranche A Loan Participants, the Tranche B Loan Participants, the Administrative Agent and the Security Trustee.

“Interest Payment Date” means, in respect of any Loan Certificates, each of the four quarterly anniversary dates of the Funding Date of the Aircraft (or if there is no comparable day in any applicable month, the last day of such month); provided that, (i) in the case of a Floating Rate Loan, if any such date shall not be a Business Day, then the relevant Interest Payment Date shall be the next succeeding Business Day unless by virtue of such extension such date would fall in the next succeeding calendar month, in which case the relevant Interest Payment Date shall be the next preceding Business Day and (ii) in the case of a Fixed Rate Loan, there shall be no adjustment to period end dates by virtue of non-Business Days for the purpose of interest accrual. The Interest Payment Dates shall be the dates specified in the amortization schedule relating thereto attached to the Loan Certificates (subject to modification by the above proviso).

“Interest Period” means (a) initially, the period commencing on the Funding Date and ending on the first Interest Payment Date thereafter and (b) thereafter, each successive three-month (or other applicable) period commencing on the final day of the preceding Interest Period and ending on the next succeeding Interest Payment Date.

“international interest” is defined in the Cape Town Convention.

“International Registry” is defined in the Cape Town Convention.

“Lease” means any lease agreement permitted by the terms of Section 3.03 of the Mortgage.

“Lender Lien” means any Lien which arises from acts or claims against a Loan Participant not related to the transactions contemplated by the Operative Documents.

“Lessee” means any lessee under a Lease.

“LIBOR” means, for any Interest Period for any Loan, the rate per annum equal to:

(a) the Screen Rate for such Interest Period for such Loan; or

APPENDIX A

(b) (i) if no such Screen Rate is available for Dollars or for such Interest Period, the rate for deposits of an amount comparable to the aggregate outstanding principal amount of such Loan for such Interest Period in Dollars for that period determined to be the arithmetic mean of the rates offered at or about 11:00 a.m. (London time) on the relevant Quotation Date by at least two Reference Banks to prime banks in the London interbank market and (ii) if the rate specified in (b)(i) is not available, then the rate for deposits of an amount comparable to the aggregate outstanding principal amount of such Loan for such Interest Period in Dollars for that period determined to be the arithmetic mean of the rates offered at or about 11:00 a.m. New York time on the relevant Quotation Date by at least two Reference Banks to prime banks in the New York interbank market; provided, that for any Interest Period having a duration of less than three months, LIBOR for such Interest Period shall be the interpolated LIBOR determined using the Screen Rate and standard interpolation methodologies by reference to the next higher and next lower available maturities (as determined by the Agent for such Loan).

“LIBOR Break Amount” means the amount, if any, required to compensate each Holder for any losses, costs or expenses (excluding loss of profit) which it may incur as the result of the prepayment (including any by virtue of an acceleration) (or the failure to make any such prepayment on the date irrevocably scheduled therefor) of any Loan Certificate held by it on a date other than the last day of the then current Interest Period therefor, including, without limitation, losses, costs or expenses incurred in connection with unwinding or liquidating any deposits or funding or financing arrangement with its funding sources, as reasonably determined by such Holder. Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so prepaid (including any by virtue of an acceleration) from the date of such prepayment (including any by virtue of an acceleration) to the last day of such Interest Period (the “Break Period”) at the LIBOR therefor in excess of (ii) the interest component of the amount the affected Holder would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to the Break Period (as reasonably determined by such Holder). Each Holder shall provide a certificate to the Borrower documenting its calculation of LIBOR Break Amount.

“Lien” means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property. “Lien” shall include any interest registered on the International Registry other than the Borrower’s ownership interest registered on the International Registry as a contract of sale with respect to the Aircraft.

“Loan Certificate” means either or both, as the context may require, of a Tranche A Loan Certificate or a Tranche B Loan Certificate and “Loan Certificates” means all Loan Certificates, whether a Tranche B Loan Certificate or Tranche A Loan Certificate, issued pursuant to Section 2.02 of the Mortgage and any such certificates issued in exchange or replacement therefor pursuant to Section 2.08 or 2.09 of the Mortgage.

“Loan Participant” means each Holder initially a party to the Facility Agreement, and its successors and assigns.

APPENDIX A

“Loans” means the Tranche A Loans and Tranche B Loans made by the Tranche A Loan Participants and Tranche B Loan Participants, respectively, to the Borrower pursuant to Section 2.02 of the Mortgage as evidenced by the Loan Certificates.

“Maintenance Program” means the maintenance program for the Aircraft which is approved by the FAA or (if different), the aviation authority of the jurisdiction of registry of the Aircraft.

“Majority Tranche A Holders” means, as of any date of the determination thereof, (i) if no amount in respect of any Tranche A Loan is then outstanding, a Tranche A Loan Participant or Tranche A Loan Participants whose Tranche A Commitments aggregate more than 50% of the aggregate Tranche A Commitments of all Tranche A Loan Participants, or (ii) otherwise, the Holders of more than 50% in aggregate outstanding principal amount of all Tranche A Loan Certificates. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of any Tranche A Loan Certificates or amount of the Tranche A Commitments, there shall be excluded all Tranche A Loan Certificates and Tranche A Commitments, if any, held by the Borrower or any Affiliate thereof.

“Majority Tranche B Holders” means, as of any date of the determination thereof, (i) if no amount in respect of any Tranche B Loan is then outstanding, a Tranche B Loan Participant or Tranche B Loan Participants whose Tranche B Commitments aggregate more than 50% of the aggregate Tranche B Commitments of all Tranche B Loan Participants, or (ii) otherwise, the Holders of more than 50% in aggregate outstanding principal amount of all Tranche B Loan Certificates. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of any Tranche B Loan Certificates or amount of the Tranche B Commitments, there shall be excluded all Tranche B Loan Certificates and Tranche B Commitments, if any, held by the Borrower or any Affiliate thereof.

“Manufacturer” means Airbus S.A.S., in its capacity as manufacturer of the Aircraft, and its successors and assigns.

“Market Disruption Cost of Funds” has the meaning specified in Section 3(h)(ii) of the Facility Agreement.

“Market Disruption Event” has the meaning specified in Section 3(h)(i) of the Facility Agreement.

“Mortgage” means the Mortgage and Security Agreement [Virgin/BALCAP 7063] dated as of October 28, 2015 between the Borrower and the Security Trustee, including any Mortgage Supplement and each other supplement from time to time entered into pursuant hereto.

“Mortgage Estate” is defined in the Granting Clause to the Mortgage.

“Mortgage Supplement” means a supplement to the Mortgage substantially in the form of Exhibit A, which shall particularly describe the Airframe and Engines, or any Replacement Airframe or Replacement Engine, included in the property of the Borrower covered by the Mortgage, or any other supplement hereto.

APPENDIX A

“Non-U.S. Person” means any Person other than (i) a citizen or resident of the United States of America (for purposes of this definition, the “United States”), (ii) a corporation, partnership, limited liability company or other entity created or organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust that is subject to United States federal income taxation regardless of the source of its income.

“Obligations” is defined in the Granting Clause of the Mortgage.

“Obsolete Part Amount” has the meaning specified in Section 1 of the Facility Agreement.

“Operative Documents” means the Facility Agreement, the Mortgage, any Mortgage Supplement, each Loan Certificate, each Fee Letter, the Intercreditor Agreement, the Airframe Warranties Agreement, the Engine Consent and Agreement and any amendments or supplements of any of the foregoing.

“Original Amount” means, with respect to the Loan Certificates, the stated aggregate original principal amount of such Loan Certificates, which shall, on the Delivery Date, equal the amount of the Loans issued in respect of the Aircraft. The Original Amount for the Loan Certificates shall be as specified in Section 1 of the Facility Agreement.

“Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (i) complete Engines or engines or (ii) PCE), which are from time to time incorporated or installed in or attached to the Airframe or any Engine and all such items which are subsequently removed therefrom so long as the Lien of the Mortgage shall cover the same pursuant to the terms of the Mortgage.

“Past Due Rate” has the meaning specified in Section 1 of the Facility Agreement.

“Payment Office” means the Security Trustee’s office and bank and account number referred to in Schedule I to the Facility Agreement.

“PCE” means passenger convenience equipment.

“Permitted Lessee” means (i) any United States air carrier as to which there is in force at the time of entering into such sublease or other transfer a certificate issued pursuant to 49 U.S.C. 44705 or any successor provisions that give like authority and that is not subject to bankruptcy proceedings; or (ii) any manufacturer of airframes or engines or any air carrier that is listed in Schedule 1 to the Mortgage; provided that (A) in the case of any such entity, each Loan Participant shall have confirmed to the Borrower in advance of any lease thereto that such entity has satisfied such Loan Participant’s “know your customer” requirements (which satisfaction shall take into account any previously done “KYC” with such entity, if there shall have been any) and (B) for any entity described in clause (ii), (x) such entity is based in a country with which the United States maintains normal diplomatic relations, (y) such entity is not subject to bankruptcy proceedings and (z) such transfer of possession shall not deprive the Finance Parties of their perfected and enforceable security interest.

APPENDIX A

“Permitted Investments” means those investments described in Section 12.01 of the Mortgage.

“Permitted Lien” means any Lien permitted under Section 7.01 of the Mortgage.

“Permitted Transferee” means (i) the Borrower or any of its Affiliates, (ii) any Loan Participant or any Affiliate of a Loan Participant, (iii) any reputable bank or other reputable financial institution that is regularly engaged in or established for the purposes of making, purchasing or investing in commercial loans; provided that, without the prior written consent of the Borrower, no airline or Affiliate of an airline shall be a Permitted Transferee.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any “plan” (as such term is defined in Section 4975(e)(1) of the Code) which has been established or maintained or contributed to by the Borrower or an Affiliate (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) that, together with the Borrower, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Prepayment Fee” has the meaning specified in Section 1 of the Facility Agreement.

“prospective international interest” is defined in the Cape Town Convention.

“Purchase Agreement” means those provisions of the Airbus A320 Family Purchase Agreement between the Borrower and the Manufacturer dated as of December 29, 2010 relating to the purchase by the Borrower of, inter alia, the Designated Aircraft, as originally executed or as modified, amended or supplemented in accordance with the terms thereof, but only insofar as the foregoing relates to the Designated Aircraft.

“Quotation Date” means, in relation to any Interest Period, two London business days before the first day of such Interest Period.

“Reference Banks” means, with respect to any Loan, the principal London offices of Credit Agricole Corporate and Investment Bank and JPMorgan Chase or such other bank or banks as may from time to time be designated by the Administrative Agent and as may be reasonably acceptable to the Borrower.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Replacement Aircraft” means any aircraft substituted for the Aircraft pursuant to Section 10.01 of the Mortgage.

APPENDIX A

“Replacement Airframe” means any airframe substituted for the Airframe pursuant to Section 10.01 of the Mortgage.

“Replacement Engine” means any engine substituted for an Engine pursuant to Section 10.01 of the Mortgage.

“Reserve Requirement” means, for any Loan Certificate, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period in respect of such Loan Certificate under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement includes any other reserves required to be maintained by such member banks by reason of any Change in Law with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR is to be determined or (ii) any category of extensions of credit or other assets that includes the Loan Certificates.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Crimea, Cuba, Iran, Burma, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.

“Screen Rate” means, for any Interest Period with respect to any Loan, the London Interbank Offered Rate administered by ICE Benchmark Administration Limited (or any other successor person which takes over the administration of that rate) for Dollar deposits for a three-month period (without rounding), which rate is displayed on the relevant Bloomberg page (or such other screen as may replace such Bloomberg page) at or about 11:00 a.m. (London time) on the Quotation Date for such Interest Period. If the agreed page is replaced or service ceases to be available, the Security Trustee may specify another page or service displaying the appropriate rate after consultation with the Loan Participants and the Borrower.

APPENDIX A

“Securities Act” means the Securities Act of 1933, as amended.

“Security Trustee” means Bank of Utah in its capacity as Security Trustee hereunder, and any successor thereto in such capacity.

“Security Trustee Lien” means any Lien which arises as a result of (A) claims against the Security Trustee not related to its interest in the Aircraft, (B) acts of the Security Trustee not permitted by, or failure of the Security Trustee to take any action required by, the Operative Documents to the extent such acts arise or such failure arises from or constitutes gross negligence or willful misconduct, (C) claims against the Security Trustee relating to Taxes or Expenses which are excluded from the indemnification provided by Section 8 of the Facility Agreement, or (D) claims against the Security Trustee arising out of the transfer by the Security Trustee of all or any portion of its interest in the Aircraft or the Operative Documents other than a transfer of the Aircraft pursuant to Article IX of the Mortgage while an Event of Default has occurred and is continuing and prior to the time that the Security Trustee has received all amounts due pursuant to the Mortgage.

“Special Default” means a Default under any of Section 8.01, 8.02, 8.06 or 8.07 of the Mortgage.

“Specified Jurisdiction” means any of France, Germany, Ireland, Luxembourg, The Netherlands, the United Kingdom or the United States.

“Specified Transferee Jurisdiction” has the meaning specified in Schedule III to the Facility Agreement.

“Stipulated Insured Amount” has the meaning specified in Section 1 of the Facility Agreement.

“Swap Break Amount” means, as of any date on which Break Amount may be payable under the Operative Documents in respect of a Fixed Rate Loan or a Tranche B Loan and for any Holder’s related Hedging Transaction, the amount a Swap Counterparty would require in accordance with market practice on the basis of the “Close-out Amount” (as defined in the Swap Form) approach to have paid to such Swap Counterparty on such date by such Holder (such amount to be expressed as a positive number), or the amount such Swap Counterparty would be willing to pay in accordance with market practice on the basis of “Close-out Amount” to such Holder on such date (such amount to be expressed as a negative number), in either case, to terminate such Hedging Transaction on such date with respect to, and to the extent of, such Holder’s then outstanding principal amount of all of the Loan Certificates held by such Holder relating to Fixed Rate Loans or a Tranche B Loan that are subject to prepayment or purchase (or the entire Commitment), but excluding any unpaid amounts under such Hedging Transaction due to or payable by such Swap Counterparty prior to such date in respect of interest payments received by such Holder); provided that where a Holder has not entered into a Hedging Transaction, such amount shall be calculated on the basis of a deemed fixed-for-floating interest rate swap on market terms that meets the definition of Hedging Transaction for a notional amount equal to the outstanding principal amount of the Fixed Rate Loans or a Tranche B Loan of such Holder (taking into account any required amortization of such Fixed Rate Loans or a Tranche B Loan).

APPENDIX A

“Swap Breakage Gain” means, as to any Holder of a Fixed Rate Loan, the absolute value of the Swap Break Amount payable to such Holder if the Swap Break Amount is a negative number.

“Swap Breakage Loss” means, as to any Holder, the value of the Swap Break Amount payable by such Holder if the Swap Break Amount is a positive number.

“Swap Counterparty” means, for any Hedging Transaction, a floating rate payor counterparty sourced by the applicable Holder, or in the case of an internal Hedging Transaction, such Holder’s swap or treasury desk. For the avoidance of doubt, the Borrower shall not be a Swap Counterparty to any Hedging Transaction.

“Swap Effective Date” has the meaning specified in Section 3(b)(ii) of the Facility Agreement.

“Swap Form” means a 2002 Master Agreement of the International Swaps and Derivatives Association in the form published in 2002 (or any comparable form) and supplemented by the 2006 ISDA Definitions (as amended).

“Tax” or “Taxes” is defined in Schedule III to the Facility Agreement.

“Taxing Authority” is defined in Schedule III to the Facility Agreement.

“Tranche A Applicable Margin”, in respect of the Tranche A Loans, has the meaning set forth in Section 1 of the Facility Agreement.

“Tranche A Loan Certificate” means each loan certificate issued by the Borrower to the Tranche A Loan Participant pursuant to Section 2.02 of the Mortgage and any such Tranche A Loan Certificate issued in exchange or replacement therefor pursuant to Section 2.08 or Section 2.09 of the Mortgage.

“Tranche A Loan Participant” means Bank of America and each successor, permitted assignee or permitted transferee thereof as a Holder of a Tranche A Loan Certificate.

“Tranche A Loans” means the loans made by the Tranche A Loan Participant to the Borrower to finance the Aircraft pursuant to the terms of Section 2.02 of the Mortgage, and outstanding from time to time under the Mortgage.

“Tranche B Loan Certificate” means each loan certificate issued by the Borrower to the Tranche B Loan Participant pursuant to Section 2.02 of the Mortgage and any such Certificate issued in exchange or replacement therefor pursuant to Section 2.08 or Section 2.09 of the Mortgage.

APPENDIX A

“Tranche B Loan Interest Rate”, in respect of the Tranche B Loans, has the meaning set forth in Section 1 of the Facility Agreement.

“Tranche B Loan Participant” means Bank of America, and each successor, permitted assignee or permitted transferee thereof as a Holder of a Tranche B Loan Certificate.

“Tranche B Loans” means the loans made by the Tranche B Loan Participant to the Borrower to finance the Aircraft pursuant to the terms of Section 2.02 of the Mortgage, and outstanding from time to time under the Mortgage.

“transacting user entity” is defined in the Regulations for the International Registry.

“Treaty Loan Participant” has the meaning specified in Schedule III to the Facility Agreement.

“U.S. Air Carrier” means any United States air carrier as to which there is in force a certificate issued pursuant to Section 41102(a) of the Federal Aviation Act, and which is a citizen of the United States (as defined in 49 U.S.C. § 40102(a)(15)) holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to chapter 447 of title 49 (or the equivalent authority issued by the Civil Aeronautics Board under the predecessor regulatory laws, rules and regulations) for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York as at any date of determination.

“Underwriters” means the Loan Participants originally party to the Facility Agreement on the date of the Facility Agreement.

“War Risk Insurance” has the meaning assigned to such term in Section 6.02 of the Mortgage.

“Warranty Agreements” means the Airframe Warranties Agreement and the Engine Agreement.

“Warranty Bill of Sale” means a full warranty bill of sale in favor of the Borrower from the Manufacturer in respect of the Aircraft.

“Wet Lease” means any arrangement whereby the Borrower agrees to furnish the Airframe and associated Engines or engines installed thereon to a third party pursuant to which the Airframe and Engines or engines (i) are operated by pilots who are regular employees of the Borrower, and (ii) such property is maintained by the Borrower.

APPENDIX A